UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________________

SCHEDULE 14A
(Rule 14a-101)

________________________________

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under § 240.14a-12

STURM, RUGER & COMPANY, INC.

(Name of Registrant as Specified In Its Charter)

__________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

STURM, RUGER & COMPANY, INC.

1 LACEY PLACE, SOUTHPORT, CT 06890 U.S.A. | 203-259-7843 | WWW.RUGER.COM | NYSE:RGR

Letter to Stockholders

2026 Annual Meeting of Stockholders

May 4, 2026

Dear Fellow Stockholders:

During my first year as CEO of Sturm, Ruger & Company, Inc., we began executing the Ruger 2030 plan — focused on strengthening operational responsiveness, enhancing our product portfolio, and positioning the Company for sustainable long-term growth. We are beginning to see the benefits of these actions and remain confident in our strategy, our team, and our ability to deliver improved performance and long-term stockholder value.

Your Board of Directors has been actively engaged in overseeing this transformation. Over the past year, the Board has advanced a deliberate and independent refreshment process — adding directors with relevant operational, industrial, and strategic expertise while maintaining continuity during a period of leadership transition. This balanced approach reflects strong governance and reinforces the Board’s ability to provide effective oversight and guide the Company’s long-term strategy.

Throughout this transformation, we continue to value the perspectives of our stockholders and remain committed to ongoing, constructive engagement. Our Board is focused on acting in the best interests of all stockholders. We believe our Board-supported nominees bring the right mix of experience, judgment, and integrity to fulfill that responsibility. We are confident that they are best positioned to oversee execution of the Ruger 2030 plan and drive sustainable, long-term, stockholder value.

We therefore cordially invite you to participate in the 2026 Annual Meeting of Stockholders of Ruger, to be held virtually at 9:00, a.m., Eastern Daylight Time on May 27, 2026 (the “Annual Meeting”). Details regarding how to participate in the virtual meeting and the business to be conducted at the meeting appear in the attached Notice of Annual Meeting and Proxy Statement. As detailed below, your vote at this year’s Annual Meeting is especially important and we encourage you to review these materials and support our ongoing transformation and plan.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the business to be conducted at the Annual Meeting. Also included are a proxy card or voting instruction form and postage-paid return envelope. Proxy cards and voting instruction forms are being solicited on behalf of the Board of Directors of Ruger.

As previously announced, we have reached an agreement with Beretta Holding S.A. (“Beretta Holding”), and in connection with such agreement, Beretta Holding has withdrawn its nominees for election as directors of Ruger at the Annual Meeting. The Proxy Statement enclosed with this letter supercedes, amends and restates the original proxy statement that you may have received in connection with the Annual Meeting.

We look forward to your participation in the Annual Meeting.

STURM, RUGER & COMPANY, INC.

Todd W. Seyfert
Chief Executive Officer

STURM, RUGER & COMPANY, INC.

1 LACEY PLACE, SOUTHPORT, CT 06490 U.S.A. | 203-259-7843 | WWW.RUGER.COM | NYSE: RGR

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN THAT the 2026 Annual Meeting of Stockholders (together with any postponement, adjournment or delay thereof, the “Annual Meeting”) of STURM, RUGER & COMPANY, INC. (“Ruger” or the “Company”) will be held on May 27, 2026 at 9:00 a.m., Eastern Daylight Time. The Annual Meeting will be held virtually. Any stockholder of record of Ruger as of the close of business on April 13, 2026 (the “Record Date”) will be able to attend the meeting and vote during the live webcast of the meeting by visiting www.cesonlineservices.com/rgr26_vm and entering the control number on his or her proxy card or voting instruction form included in his or her proxy materials. Beneficial holders need to obtain and submit a legal proxy from their bank, broker or other nominee in order to attend and vote at the Annual Meeting. Additional information on how to attend and participate in the virtual Annual Meeting is set forth in the accompanying Proxy Statement.

The following matters will be considered and acted upon at the Annual Meeting:

1.      Election of nine (9) Directors to serve until our 2027 annual meeting of stockholders and until their successors are duly elected and qualified;

2.      Ratification of the appointment of RSM US LLP as the Company’s independent auditors for the fiscal year ending December 31, 2026;

3.      Approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers;

4.      Approval of an Amendment to Ruger’s Certificate of Incorporation to increase the number of authorized shares of common stock of Ruger, par value $1.00 per share (“Common Stock”) from 40 million to 60 million shares; and

5.      Any other business as may properly come before the Annual Meeting.

The Board of Directors (the “Board”) unanimously recommends you vote on the accompanying proxy card or voting instruction form “FOR” the nine (9) Director nominees proposed by the Board, and “FOR” Proposals 2, 3 and 4.

Only holders of record of Ruger’s Common Stock as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. If your shares of Common Stock are held in “street name” with a bank, broker or other nominee, you have the right to direct that organization on how to vote the shares of Common Stock held in your account, and you can vote by signing, dating, completing and returning your voting instruction form by mail in the postage-paid envelope provided, or by following the instructions for voting via telephone or the Internet set forth on the voting instruction form. Street name holders may vote online during the Annual Meeting only if they submit a legal proxy from their bank, broker or other nominee. Further information regarding voting rights, the matters to be voted upon and other important information is presented in the accompanying Proxy Statement.

We encourage you to vote and submit your proxy card or voting instruction form as promptly as possible, even if you plan to attend the virtual meeting. Voting your shares by proxy ensures that if you are unable to attend the Annual Meeting, your shares will still be voted at the Annual Meeting. Voting now will NOT limit your right to change your vote or to attend the Annual Meeting.

The accompanying Proxy Statement and our Annual Report on Form 10-K can be accessed by visiting: https://ruger.com/corporate/index.html. Information on our website is not, and will not be deemed to be, a part of the accompanying Proxy Statement or incorporated into any of our other filings with the SEC.

This Proxy Statement supercedes, amends and restates the information in the original proxy statement that you may have received in connection with the Annual Meeting. Proxy materials, including the original proxy statement and the 2025 Annual Report, were first sent or made available to stockholders on or about April 27, 2026. This Proxy Statement and the accompanying proxy card or voting instruction form, are first being sent or made available to stockholders on or about May 4, 2026.

By Order of the Board of Directors

Sarah F. Colbert
Corporate Secretary

Southport, Connecticut

May 4, 2026

i

(Continued)

Page
Executive Compensation	46
Target Compensation Table	46
2025 Summary Compensation Table	47
Summary All Other Compensation Table	48
Grants of Plan-Based Awards Table	49
Executive Employment Agreements	50
Outstanding Equity Awards at Fiscal Year-End 2025 Table	51
Option Exercises and Stock Vested in 2025 Table	53
Potential Payments Upon Termination or Change in Control	54
Payments On Change In Control	54
Covered Terminations and Severance Payments Pursuant to the Seyfert Agreement and Severance Agreements	54
Change In Control Events and Severance Benefits Not Covered by the Seyfert Agreement or the Severance Agreements	55
Change In Control Definition	55
Termination by Death or Disability	55
Termination by Retirement	55
Voluntary and Involuntary Termination	56
Amended Killoy Agreement	56
Retention and Transition Agreements	56
Potential and Actual Payments Under Severance Agreements Table	57
Pension Plans	59
Chief Executive Officer Pay Ratio	59
Pay Versus Performance (PVP)	60
Corporate Governance	64
Corporate Board Governance Guidelines and Code of Business Conduct and Ethics	64
Political Contributions Policy	64
Human Rights	64
Human Capital	64
Insider Trading Policy; Clawback Policy; Hedging Policy	65
Stockholder and Interested Party Communications with the Board of Directors	66
Householding of Proxy Materials	66
Proposal No. 4 – Approval of Amendment of Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock from 40 Million to 60 Million Shares	67
Other Matters	69
Annex A – Amendment to Certificate of Incorporation	A-1

ii

Cautionary Notes Regarding Forward-Looking Statements

In this Proxy Statement Ruger makes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “may,” “will,” “could,” “anticipate,” “estimate,” “expect,” “predict,” “project,” “future,” “potential,” “intend,” “plan,” “assume,” “believe,” “forecast,” “look,” “build,” “focus,” “create,” “work,” “continue” or the negative of such terms or other variations thereof and words and terms of similar substance. The forward-looking statements in this Proxy Statement are based upon the current beliefs, assumptions and expectations of the Company and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained herein because of a variety of other factors, including without limitation those detailed in the Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other filings made by the Company with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in beliefs, assumptions or expectations or any change in events, conditions or circumstances on which any such statements are based.

iii

Sturm, Ruger & Company, Inc.

May 4, 2026

PROXY STATEMENT

2026 Annual Meeting of Stockholders of Sturm, Ruger & Company, Inc.

proxy solicitation and voting information

This Proxy Statement is furnished to stockholders of record of Sturm, Ruger & Company, Inc. (“Ruger” or the “Company”) as of the close of business on April 13, 2026 (the “Record Date”) in connection with the solicitation of proxies by the Board of Directors (the “Board” or the “Board of Directors”) of Ruger for use at the 2026 Annual Meeting of Stockholders (together with any postponement, adjournment or delay thereof, the “Annual Meeting”) of the Company to be held virtually at 9:00 a.m., Eastern Daylight Time on May 27, 2026.

This Proxy Statement supercedes, amends and restates the information in the original proxy statement that you may have received in connection with the Annual Meeting. Proxy materials, including the original proxy statement, our 2025 Annual Report on Form 10-K (the “Annual Report”) and the proxy card or voting instruction form, were first sent or made available to stockholders on or about April 27, 2026. This Proxy Statement and the accompanying proxy card or voting instruction form, are first being sent or made available to stockholders on or about May 4, 2026. This Proxy Statement has been posted and is available on the Securities and Exchange Commission’s (the “SEC”) website at www.sec.gov and the Company’s website at www.ruger.com. Please review the proxy materials before voting your shares.

Certain Questions and Answers Relating to This Proxy Solicitation

The information provided in this “Certain Questions and Answers Relating to This Proxy Solicitation” section of this Proxy Statement highlights certain information for your convenience only and is not a summary of the Proxy Statement. You should read this entire Proxy Statement carefully and in its entirety. Information contained on, or that can be accessed through, our website is not, and is not intended to be incorporated, by reference into this Proxy Statement or incorporated in any of our filings with the SEC, and references to our website in this Proxy Statement are inactive textual references only.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE READ THIS PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY AND SIGN, DATE AND MAIL YOUR PROXY CARD OR VOTING INSTRUCTION FORM OR SUBMIT YOUR VOTING INSTRUCTIONS VIA THE INTERNET OR BY TELEPHONE (USING THE INSTRUCTIONS FOUND ON YOUR PROXY CARD OR VOTING INSTRUCTION FORM) AS SOON AS POSSIBLE.

Why am I receiving these proxy materials? What matters am I voting on?

The Board is soliciting your proxy for use at the Annual Meeting because you owned shares of the Company’s Common Stock, par value $1.00 per share (the “Common Stock”), at the close of business on April 13, 2026 (the “Record Date”), and, therefore, are entitled to receive notice of and vote at the Annual Meeting on the following proposals.

•        Proposal No. 1: Election of nine (9) Directors to serve until our 2027 annual meeting of stockholders and until their successors are duly elected and qualified;

•        Proposal No. 2: Ratification of the appointment of RSM US LLP as the Company’s independent auditors for the fiscal year ending December 31, 2026;

•        Proposal No. 3: Approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers; and

•        Proposal No. 4: Approval of an amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock from 40 million to 60 million shares.

How does our Board recommend I vote on these proposals?

Our Board recommends that you vote:

•        “FOR” the election of each of the nine (9) Director nominees to be elected as Directors at the Annual Meeting (Proposal 1);

•        “FOR” the ratification of the appointment of RSM US LLP as the Company’s independent auditors for the fiscal year ending December 31, 2026 (Proposal 2);

•        “FOR” the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers (Proposal 3); and

•        “FOR” the approval of an amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock from 40 million to 60 million shares (Proposal 4).

I understand that Beretta Holding had previously nominated candidates for election as Directors of Ruger at the Annual Meeting. What is the status of Beretta Holding’s nominees?

As previously announced, we have reached an agreement with Beretta Holding S.A. (“Beretta Holding”), and in connection with such agreement, Beretta Holding has withdrawn its nominees for election as directors of Ruger at the Annual Meeting. This Proxy Statement supercedes, amends and restates the original proxy statement that you may have received in connection with the Annual Meeting.

What are the terms of the agreement with Beretta Holding?

As previously announced, on May 2, 2026, the Company and Beretta Holding entered into a cooperation agreement (the “Agreement”) pursuant to which Beretta Holding has irrevocably withdrawn its candidates for election as directors at the Annual Meeting. The Company has not agreed to pay any fees or expenses of Beretta Holding under the Agreement. The Agreement terminates immediately upon the consummation of any transaction (other than an internal reorganization) that results in all of the equity securities of the Company ceasing to be listed on any national securities exchange. The Agreement provides, among other things, the following:

•        Up to Two Beretta Holding Board Designees: From five (5) business days following the later of the Annual Meeting and the date of receipt of the applicable approval of the Committee on Foreign Investment in the United States (“CFIUS Approval”), Beretta Holding will have the right, until the Standstill End Date, to designate up to two directors to Ruger’s Board (“Beretta Holding Directors”) that have been approved by the Board and are independent from both Ruger and, unless the Board otherwise so permits, Beretta Holding and certain related persons (the “Beretta Holding Group”). Ruger further agreed that, subject to the prior receipt of CFIUS Approval (and provided that the Standstill End Date has not occurred), the Board will nominate the Beretta Holding Directors for election to the Board at Ruger’s 2027 annual meeting and Ruger’s 2028 annual meeting and will recommend, support and solicit proxies for the election of the Beretta Holding Directors at Ruger’s 2027 annual meeting and Ruger’s 2028 annual meeting in the same manner as it recommends, supports, and solicits proxies for the election of the Company’s other director nominees up for election at such meetings. The Beretta Holding Directors, once seated, will each be entitled to membership on one Board committee determined by the Board and will be given the same due consideration for membership on other Board committees as any other independent director.

If any Beretta Holding Director (or any replacement director thereof) is unable or unwilling to serve as a director or ceases to be a director for any reason at any time prior to Ruger’s 2029 annual meeting, then (provided the Standstill End Date has not occurred) Beretta Holding has the right to recommend a substitute person to serve on the Board who meets certain qualifications and has been approved by the Board in accordance with the terms and procedures set forth in the Agreement.

The obligation of the Company to appoint, support for election and grant replacement rights in respect of Beretta Holding Directors is also subject to Beretta Holding’s compliance with the Agreement in all materials respects and to the Beretta Holding Group maintaining certain minimum beneficial ownership levels of the Common Stock. The “Standstill End Date” is the earlier of (i) 30 days prior to the deadline under Ruger’s bylaws to nominate directors for Ruger’s 2029 annual meeting and (ii) only if CFIUS Approval has not been received by such date (and the failure to receive CFIUS Approval by such date is not in whole or in part the result of a failure by a member of the Beretta Holding Group to diligently pursue CFIUS Approval), 30 days prior to the deadline under Ruger’s bylaws to nominate directors for Ruger’s 2027 annual meeting.

•        Perpetual Beretta Holding Ownership Cap: Effective as of the execution of the Agreement, the Beretta Holding Group and certain related persons will be subject to a perpetual aggregate beneficial ownership cap equal, initially, to 10% of Ruger’s issued and outstanding voting securities (the “Independent Ownership Limit”). Following the receipt of applicable regulatory approvals, including the receipt of CFIUS Approval, and the expiration or termination of the applicable waiting period under the Hart Scott Rodino Antitrust Improvement Act of 1976, the Independent Ownership Limit increases to 25% of Ruger’s issued and outstanding voting securities

•        Perpetual Mirror Voting Obligation: The Beretta Holding Group is also subject to a perpetual obligation to vote all Ruger voting securities beneficially owned by them above a “mirror voting threshold”, “for” and “against” matters (other than certain “extraordinary transactions”) in the same proportion as non-Beretta Holding-related stockholders vote on such matters. The mirror voting threshold is set at 10% of Ruger’s issued and outstanding voting securities until the Standstill End Date, and increases to 20% of Ruger’s issued and outstanding voting securities after the Standstill End Date.

•        Standstill: Subject to Ruger’s compliance in all material respects with certain obligations under the Agreement related to the approval and seating of Beretta Holding Directors, the Agreement also requires the Beretta Holding Group and certain related persons to comply with customary standstill obligations, subject to customary carve-outs, until the Standstill End Date.

•        Other: The Agreement also includes other terms and conditions, including, among others, (i) an obligation of the Company to use reasonable best efforts to, until the Standstill End Date, provide pre-emptive rights to Beretta Holding in respect of certain Ruger issuances of Common Stock for cash, (ii) an obligation of Beretta Holding to effect a partial tender offer for up to 15.05% of the Common Stock at a minimum price of $44.80 per share (subject to the satisfaction of certain conditions and an obligation of the Company not to recommend against such tender offer (subject to certain conditions), (iii) an affirmative obligation of Beretta Holding Group to vote shares not subject to mirror voting in accordance with the Board’s recommendation until the Standstill End Date (subject to exceptions for “extraordinary transactions” and non-director proposals that have received an “against” recommendation from ISS or Glass Lewis), (iv) special committee (and, with respect to “extraordinary transactions”) disinterested shareholder approval requirements for certain transactions between the Company and its subsidiaries on the one hand, and any member of the Beretta Holding Group or certain related persons on the other hand, (v) a non-binding statement of intention by the Company and Beretta Holding to explore opportunities for commercial collaboration, (vi) a regulatory cooperation covenant requiring the parties to use reasonable best efforts to identify and obtain the applicable regulatory approvals, with neither party being required to agree to any “burdensome conditions” in connection with any such approvals, (vii) a mutual release from certain pre-closing claims, (viii) a mutual non-disparagement obligation that applies until the Standstill End Date, (ix) transfer restrictions applicable any time that members of the Beretta Holding Group beneficially own at least 5% of Ruger’s issued and outstanding Common Stock and (x) anti-circumvention protections benefitting the Company.

The description of the Agreement set forth above does not purport to be complete and is qualified in its entirely by reference to the actual terms and conditions of the Agreement, which is attached as an exhibit to our Current Report on Form 8-K, dated May 4, 2026, copies of which are available on the SEC’s website at www.sec.gov and also available at www.ruger.com/corporate/.

What if another matter is properly brought before the Annual Meeting?

Our Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in this Proxy Statement as proxyholders will vote on those matters in accordance with their best judgment to the extent permitted by Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

How do I attend and participate in the Annual Meeting?

The Annual Meeting will be held virtually. Although you will not be able to attend the Annual Meeting at a physical location, we have designed the Annual Meeting to provide stockholders the opportunity to participate virtually to facilitate stockholder attendance and provide a consistent experience to all stockholders, regardless of location.

You will be able to participate in the Annual Meeting if you pre-register in advance and you were a stockholder of record on the Record Date or hold a valid legal proxy for the Annual Meeting. To attend the Annual Meeting and/or vote electronically, you will need the control number included on your proxy card or voting instruction form that accompanied your proxy materials.

To participate in the Annual Meeting, please visit: www.cesonlineservices.com/rgr26_vm. You may begin to log into the meeting platform beginning at 8:30 a.m., Eastern Daylight Time on May 27, 2026. The webcast will begin promptly at 9:00 a.m., Eastern Daylight Time on May 27, 2026. To attend and vote at the Annual Meeting, you must have pre-registered using the instructions provided below under “Certain Questions and Answers Relating to This Proxy Solicitation — What do I need to do to be able to attend the Annual Meeting?”.

The virtual meeting platform is fully supported across browsers and devices running the most updated version of applicable software and plug-ins. Please ensure that you have a strong Internet connection wherever you intend to participate in the Annual Meeting. Please also give yourself sufficient time to log-in before the Annual Meeting starts.

If you encounter any technical difficulties with the virtual meeting website on the day of the Annual Meeting, please call the technical support number that will be listed in your reminder email sent the night before the Annual Meeting. Technical support will be available starting at 8:30 a.m., Eastern Daylight Time, and until the Annual Meeting has finished.

What do I need to do to be able to attend the Annual Meeting?

Stockholders of Record

If, on the Record Date, your shares of Common Stock were registered directly in your name with our transfer agent, Computershare Investor Services, LLC, then you are considered a “stockholder of record.”

In order to attend the Annual Meeting, stockholders of record will need to pre-register by 9:00 a.m., Eastern Daylight Time, on Tuesday, May 26, 2026. To pre-register, please visit www.cesonlineservices.com/rgr26_vm with the control number from your proxy card. After registering, you will receive a confirmation email with a link and instructions for accessing the Annual Meeting. Verify that you have received the confirmation email in advance of the Annual Meeting, including the possibility that it may be in your spam or junk email folder. Registration requests must be received no later than 9:00 a.m., Eastern Daylight Time, on May 26, 2026. You must pre-register and receive a confirmation email in order to vote or submit a question during the Annual Meeting.

Once admitted to the Annual Meeting, stockholders of record may vote their shares electronically during the meeting by following the instructions that will be provided on the meeting website. Even if you plan to attend the Annual Meeting, we strongly encourage you to submit your proxy card in advance so that your vote will be counted if you later decide not to attend or experience any technical difficulties accessing the meeting.

If you have any questions or require any assistance with pre-registering, please contact Innisfree M&A Incorporated, our proxy solicitor in connection with the Annual Meeting. Stockholders may call toll-free at (877) 750-9501.

We strongly encourage you to vote using your proxy card by proxy over Internet, by telephone or by mail prior to the Annual Meeting. Regardless of how you hold your shares, voting by proxy ensures that if you are unable to attend the Annual Meeting, your shares will be voted at the Annual Meeting. Voting now will not limit your right to change your vote or to attend the Annual Meeting.

Beneficial Owners

If, on the Record Date, your shares of Common Stock were held not in your name, but rather by a broker, bank, or other nominee, then you are the “beneficial owner” of shares held in “street name” and the Annual Meeting materials will be forwarded to you by your broker, bank or other nominee. Your broker, bank or other nominee is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account.

In order to attend the Annual Meeting, beneficial owners will need to pre-register by 9:00 a.m., Eastern Daylight Time, on Tuesday, May 26, 2026. To pre-register, please visit www.cesonlineservices.com/rgr26_vm with the control number from your voting instruction form or other instructions received from your broker, bank or other nominee. After registering, you will receive a confirmation email with a link and instructions for accessing the Annual Meeting. Verify that you have received the confirmation email in advance of the Annual Meeting, including the possibility that it may be in your spam or junk email folder. Registration requests must be received no later than 9:00 a.m., Eastern Daylight Time, on May 26, 2026.

We encourage you to vote in advance of the Annual Meeting. Beneficial owners who intend to vote during the Annual Meeting must obtain and submit a legal proxy from their broker, bank or other nominee. Most brokers, banks or other nominees allow a stockholder to obtain a legal proxy either online or by mail. Follow the instructions provided by your broker, bank or other nominee. If you request a legal proxy online and do not receive an email containing your legal proxy within two business days of such request, contact your broker, bank or other nominee. If you request a legal proxy by mail and do not receive it within five business days of such request, contact your broker, bank or other nominee.

You may submit your legal proxy either (i) in advance of the Annual Meeting by attaching the legal proxy (or an image thereof in PDF, JPG, JPEG, GIF or PNG file format) in an email to RGRRegister@Proxy-Agent.com; or (ii) along with your vote during the Annual Meeting. We must have your legal proxy in order for your vote submitted during the Annual Meeting to be valid. To avoid any technical difficulties on the day of the Annual Meeting, we encourage you to submit your legal proxy in advance in an email to RGRRegister@Proxy-Agent.com to ensure that your vote is counted. Multiple legal proxies must be combined into one document for purposes of uploading them to the Annual Meeting website.

If you have any questions or require any assistance with pre-registering, please contact Innisfree M&A Incorporated, our proxy solicitor in connection with the Annual Meeting. Stockholders may call toll-free at (877) 750-9501.

We strongly encourage you to vote using your voting instruction form by proxy over Internet, by telephone or by mail prior to the Annual Meeting. Regardless of how you hold your shares, voting by proxy ensures that if you are unable to attend the Annual Meeting, your shares will be voted at the Annual Meeting. Voting now will not limit your right to change your vote or to attend the Annual Meeting.

May I ask questions at the Annual Meeting?

Stockholders who have completed the registration process in advance of the Annual Meeting may submit written comments or questions during the meeting by typing in the “Ask a Question” box and clicking the “Send” button that will be available on the meeting website during the meeting. Please see above for information on registering to attend the Annual Meeting.

We will only answer questions related to procedural matters during the Annual Meeting. Questions received during the Annual Meeting will be answered as the allotted meeting time permits. If we receive substantially similar questions, we may group them together and provide a single response to avoid repetition. In light of the number of business items on the meeting agenda and the need to conclude the meeting within a reasonable period of time, we cannot ensure that every stockholder who wishes to have a question or comment addressed during the Annual Meeting will be able to do so. We also reserve the right to exclude questions that relate to personal matters or are not relevant to meeting matters, as well as to edit profanity or other inappropriate language.

How do I vote?

We strongly encourage you to vote using your proxy card or voting instruction form by proxy over Internet, by telephone or by mail prior to the Annual Meeting. Regardless of how you hold your shares, voting by proxy ensures that if you are unable to attend the Annual Meeting, your shares will be voted at the Annual Meeting. Voting now will not limit your right to change your vote or to attend the Annual Meeting.

Stockholders of Record

If you are a stockholder of record, there are four ways to vote:

•        Over the Internet by following the instructions on the enclosed proxy card.

•        By toll-free telephone by following the instructions on the enclosed proxy card.

•        By signing, dating and returning the enclosed proxy card.

•        By voting at the Annual Meeting by clicking on the “Stockholder Ballot” link that will be available at www.cesonlineservices.com/rgr26_vm during the Annual Meeting.

We strongly encourage you to vote online, by telephone or by mail prior to the Annual Meeting by following the instructions provided on the proxy card, even if you plan to attend the Annual Meeting.

Please carefully review the proxy card and vote “FOR” the nine (9) Director nominees and “FOR” Proposals 2, 3 and 4.

If you have any questions or require any assistance with voting, please contact Innisfree M&A Incorporated, our proxy solicitor in connection with the Annual Meeting. Stockholders may call toll-free at (877) 750-9501.

Beneficial Owners

If you are a beneficial owner, you will receive a voting instruction form from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. Please see “Certain Questions and Answers Relating to This Proxy Solicitation — How do I vote?” for additional information on voting at the Annual Meeting by beneficial owners.

Please carefully review the voting instruction form and vote “FOR” the nine (9) Director nominees and “FOR” Proposals 2, 3 and 4.

What is a proxy?

A proxy is your legal designation of another person to vote the shares that you own at the Annual Meeting. The person you designate is your “proxy,” and you give your proxy authority to vote your shares as you instruct by completing and returning one or more proxy cards. By voting by proxy, each stockholder is able to cast his or her vote without having to virtually attend the Annual Meeting. Our Board has designated Todd W. Seyfert and Sarah F. Colbert, and each of them, with full power of substitution, to serve as proxy holders with respect to proxy cards for the Annual Meeting.

Even if you plan to virtually attend the Annual Meeting, we recommend that you vote using the enclosed proxy card or voting instruction form prior to the Annual Meeting to ensure that your shares will be represented. Voting now will not limit your right to change your vote or to attend the Annual Meeting.

When proxy cards or voting instruction forms are properly dated, signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If the proxy card or voting instruction form is dated and signed but no specific instructions are given, the shares will be voted in accordance with the recommendations of our Board as described in this Proxy Statement. If you sign and return your proxy card or voting instruction form, the proxy holders will vote your shares according to their discretion on any proposal to adjourn the Annual Meeting, including for the purpose of soliciting votes in accordance with our Board of Directors’ recommendations, and on any other proposals and other matters that may be brought before the Annual Meeting. If the Annual Meeting is adjourned or postponed, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described below.

Execution and delivery of a proxy by a stockholder of record will be presumed to be a proxy with respect to all shares held by such record holder unless the proxy specifies otherwise.

Can I change my vote or revoke my proxy?

Stockholders of Record

If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•        submitting a new vote over Internet or by telephone;

•        completing and returning a later-dated proxy card;

•        notifying Ruger’s Corporate Secretary, in writing, at Sturm, Ruger & Company, Inc., 1 Lacey Place, Southport, CT 06890; or

•        attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

Beneficial Owners

If you are a beneficial owner, you may revoke your proxy or change your vote only by following the instructions provided by your broker, bank or other nominee.

What if I have already submitted my vote ?

If you have already voted for any of the nine (9) director nominees, your vote will be counted. You do not need to do anything additional. If you voted for any of the former Beretta Holding nominees who are no longer on the ballot, any votes for those nominees will be disregarded. If you want to change your vote please follow the instructions above under “Certain Questions and Answers Relating to the Proxy Solicitation — Can I change my vote or revoke my proxy?”.

Are a certain number of shares required to be present at the Annual Meeting? How many votes do I have?

A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold the meeting and conduct business under our Amended and Restated By-Laws (the “By-Laws”) and Delaware law. A majority of the outstanding shares of the Company entitled to vote, represented in person or by proxy, shall constitute a quorum at the Annual Meeting. If a quorum is established, each stockholder entitled to vote at the Annual Meeting will be entitled to one vote for each share of Company stock entitled to vote held by such stockholder as of the close of business on the Record Date.

On the Record Date, there were 15,948,066 shares of Common Stock outstanding and entitled to vote. To have a quorum, the holders of shares representing an aggregate of 7,974,034 votes must be present, virtually or by proxy, at the Annual Meeting. Proxies received but marked as abstentions and “broker non-votes”, if any, will be included in the calculation of the number of votes considered to be present at the Annual Meeting and will be counted for quorum purposes.

What are “broker non-votes”?

A “broker non-vote” occurs when a bank, brokerage firm, dealer, trust company or other nominee who holds shares of Common Stock for a beneficial owner withholds its vote on a particular proposal with respect to which it does not have discretionary voting power or instructions from the beneficial owner. Ordinarily, if you are a beneficial owner of shares of Common Stock and the organization holding your account does not receive instructions from you as to how to vote those shares, under the rules of various national and regional securities exchanges, that organization may exercise discretionary authority to vote on “routine” proposals but may not vote on “non-routine” proposals.

Under the rules of the New York Stock Exchange (the “NYSE”), Proposals 2 and 4 would be considered routine matters and your broker, bank or other nominee would be able to vote only upon these matters if you do not provide them with specific voting instructions, although it is possible that your broker, bank or other nominee may choose not to exercise such discretionary authority.

What vote is necessary to pass the items of business at the Annual Meeting?

The vote required to approve each proposal, the effect of “broker-non votes,” if any, and the effect of abstentions are set forth below:

•        Election of Directors (Proposal 1). For the election of Directors, votes may be cast “FOR” or “WITHHOLD.” Directors are elected by a majority of votes cast unless the election is contested, in which case Directors are elected by a plurality of votes cast. This election is uncontested. A majority of votes cast means that the number of shares voted “FOR” a Director exceeds the number of shares voted “WITHHOLD” with respect to such Director. Abstentions and broker non-votes will be counted for purposes of determining if there is a quorum at the Annual Meeting but will not be counted as votes cast on the proposal and will have no effect in determining whether this proposal has been approved.

•        Ratification of RSM US LLP as the Company’s Independent Registered Public Accounting Firm (Proposal 2). For the ratification of RSM US LLP as the Company’s independent auditors for the 2026 fiscal year, votes may be cast “FOR,” “AGAINST” or “ABSTAIN” and the proposal will be approved if votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. “ABSTAIN” votes and broker non-votes, if any, will be counted for purposes of determining if there is a quorum at the Annual Meeting but will not be counted as votes cast on the proposal and will have no effect in determining whether this proposal has been approved. As noted above, because the ratification of independent auditors is considered a “routine” matter, brokers are entitled to vote shares as to which it does not receive instructions from you as to how to vote with respect to Proposal No. 2.

•        Advisory Vote on Executive Officer Compensation (Proposal 3). For the advisory vote on executive officer compensation, votes may be cast “FOR,” “AGAINST” or “ABSTAIN” and the proposal will be approved if votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. “ABSTAIN” votes and broker non-votes will be counted for purposes of determining if there is a quorum at the Annual Meeting but will not be counted as votes cast on the proposal and will have no effect in determining whether this proposal has been approved.

•        Approval of an amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock from 40 million to 60 million shares (Proposal 4). For the approval of an amendment to our Certificate of Incorporation to increase the number of authorized shares from 40 million to 60 million shares, votes may be cast “FOR,” “AGAINST” or “ABSTAIN” and the proposal will be approved if votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. “ABSTAIN” votes and broker non-votes, if any, will be counted for purposes of determining if there is a quorum at the Annual Meeting but will not be counted as votes cast on the proposal and will have no effect in determining whether this proposal has been approved. As noted above, because the amendment to the Certificate of Incorporation to increase the number of authorized shares of our Common Stock is considered a “routine” matter, brokers are entitled to vote shares as to which it does not receive instructions from you as to how to vote with respect to Proposal No. 4.

Who can vote at the Annual Meeting?

The Common Stock is the Company’s only outstanding class of capital stock. Only stockholders of record as shown on the Company’s books at the close of business on the Record Date are entitled to vote at the Annual Meeting. Accordingly, stockholders who sell their shares before the close of business on the Record Date (or acquire them after the close of business on the Record Date) may not vote such shares. Stockholders of record as of the close of business on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell their shares after the Record Date. Each stockholder is entitled to one vote per share of Common Stock held as of the close of business on the Record Date on all matters to be voted on at the Annual Meeting. Holders of shares of Common Stock are not entitled to cumulative voting rights.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be reported in a Current Report on Form 8-K, which will be filed with the SEC within four business days after the Annual Meeting. If our final voting results are not available within four business days after the Annual Meeting, we will file a Current Report on Form 8-K reporting the preliminary voting results and subsequently file the final voting results in an amendment to the Current Report on Form 8-K within four business days after the final voting results are known to us.

May I inspect the stockholder list?

For a period of 10 days prior to the Annual Meeting, a list of stockholders of record as of the Record Date will be available for examination by stockholders of record during normal business hours at our principal executive offices at 1 Lacey Place, Southport, Connecticut 06890. If you would like to view the list, please contact our Corporate Secretary to schedule an appointment by calling (203) 259-7843 or by writing to the Corporate Secretary at the above address.

When are stockholder proposals due for next year’s annual meeting of stockholders?

Requirements for stockholder proposals to be considered for inclusion in our proxy materials.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the 2027 annual meeting of stockholders must be received by us not later than December 23, 2026 in order to be considered for inclusion in our proxy materials for that meeting.

Requirements for stockholder proposals to be brought before an annual meeting.

Our By-Laws provide that, for stockholder Director nominations or other proposals to be considered at an annual meeting but not included in our proxy statement, the stockholder must give timely notice thereof in writing to our Corporate Secretary at Sturm, Ruger & Company, Inc., 1 Lacey Place, Southport, CT 06890. To be timely for the 2027 annual meeting of stockholders, a stockholder’s notice must be received by our Corporate Secretary at our principal executive offices not later than the close of business on February 26, 2027 and not earlier than the close of business on January 27, 2027, provided, however, that if the date of the 2027 annual meeting of stockholders is more than thirty (30) days before or more than seventy (70) days after the first anniversary of the preceding year’s annual meeting, the notice to be timely must be received by our Corporate Secretary not earlier than the close of business one hundred twentieth (120th) day prior to the day of such annual meeting and not later than the close of business on the later of the 90th day prior to the day of such annual meeting or the tenth (10th) day following the day on which public announcement of the date of the annual meeting was first made by Ruger. A stockholder’s notice to the Secretary must also set forth the information required by our By-Laws.

In addition to satisfying the requirements of our By-Laws, including the earlier notice deadlines set forth above and therein, to comply with universal proxy rules, stockholders who intend to solicit proxies in support of Director nominees (other than our nominees) must also provide notice that sets forth the information required by Rule 14a-19 of the Exchange Act, no later than March 28, 2027.

All stockholder proposals or Director nominations should be submitted to Sarah F. Colbert, Corporate Secretary, Sturm, Ruger & Company, Inc., 1 Lacey Place, Southport, Connecticut 06890.

Who is paying for this proxy solicitation?

The Company will bear the cost of preparing, assembling and mailing the proxy materials. Our Annual Report, which is being mailed to stockholders with this Proxy Statement, is not to be regarded as proxy soliciting material. We may solicit proxies other than by mail, in that certain of our officers and regular employees, without additional compensation, may use their personal efforts, by telephone, e-mail or otherwise, to obtain proxies.

We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material distributed by the Company to the beneficial owners of stock. We will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

We have retained Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022 for certain advisory and proxy solicitation services for an aggregate fee of approximately $375,000, together with reimbursement of reasonable out-of-pocket expenses for these services.

Who should I call if I have any questions about the solicitation?

If you have any questions, or need assistance in voting your shares of Common Stock, please call our proxy solicitor:

INNISFREE M&A INCORPORATED
Stockholders may call +1 (877) 750-9501 (toll-free from the U.S. and Canada) or
+1 (412) 232-3651 (from other countries)
Banks and Brokers may call collect +1 (212) 750-5833

YOUR VOTE IS IMPORTANT, NO MATTER HOW FEW SHARES OF COMMON STOCK YOU OWN. THE BOARD URGES YOU TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION FORM TODAY TO VOTE “FOR” THE ELECTION OF EACH OF THE BOARD’S NINE (9) DIRECTOR NOMINEES AND “FOR” PROPOSALS 2, 3 AND 4.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

This Proxy Statement and the accompanying proxy card or voting instruction form will be made available to stockholders by mail. The proxy materials, including this Proxy Statement, have been filed with the SEC and are available on the SEC’s website at www.sec.gov. Such materials are also available at no charge at www.ruger.com/corporate/.

proposal no. 1 – election of directors

Board Recommendation: The Board of Directors recommends a vote “FOR” each of the nine (9) nominees named below.

In accordance with the recommendation of the Nominating and Corporate Governance (NCG) Committee of the Board, the Board has nominated the following individuals for election as directors:

•        John A. Cosentino, Jr.;

•        Terrence G. O’Connor;

•        Bruce T. Pettet;

•        Aaron R. Rivers;

•        Amir P. Rosenthal;

•        Todd W. Seyfert;

•        Stephen J. Timm;

•        Phillip C. Widman; and

•        Lorin Cassidy Wolfe.

If elected, each nominee will serve for a one-year term expiring at our 2027 annual meeting of stockholders or until his or her successor is duly elected and qualified.

Our Board of Directors currently has ten members. Upon the previously announced retirement of Ronald C. Whitaker, which will occur at the opening of the upcoming Annual Meeting, the size of the Board will automatically be reduced to nine members. Each of the Board’s nine (9) nominees was either elected by stockholders at the 2025 annual meeting of stockholders or nominated and qualified by those members. Nine (9) Directors will be elected at the Annual Meeting, each to hold office until the next annual meeting of stockholders or until his or her successor is elected and has qualified. No proxy may be voted for more than nine candidates.

In connection with the recently announced Agreement with Beretta Holding, we have agreed with Beretta Holding that, within five business days following the later of the Annual Meeting and satisfaction of all of the regulatory conditions set forth in the Agreement, subject to Beretta Holding satisfying certain minimum ownership levels of our Common Stock and receipt of regulatory approval, to increase the size of our Board from nine to eleven members, and to appoint two (2) directors sourced by Beretta Holding that have been approved by the Board pursuant to the procedures set forth therein.

Information regarding the Director nominees is set forth below. Ages are as of April 1, 2026. The criteria considered and process undertaken by the Nominating and Corporate Governance Committee in recommending qualified Director candidates is described under “DIRECTOR EXPERIENCE, PROFESSIONAL EXPERTISE AND OTHER QUALIFICATIONS.”

We believe that the Director nominees proposed by the Board, with their breadth of relevant and diverse experience as described in detail below under “DIRECTOR EXPERIENCE, PROFESSIONAL EXPERTISE AND OTHER QUALIFICATIONS” and “EXPERIENCE AND PROFESSIONAL EXPERTISE OF CURRENT BOARD”, are the most qualified candidates up for election at the Annual Meeting. These nominees bring significant management experience and domain expertise in the firearms industry, and their history of service to the Company provides them with a deep knowledge of Ruger’s business, uniquely positioning them to provide guidance as the Company navigates the Ruger 2030 Plan.

If you are a registered holder and submit a validly executed proxy card but do not specify how you want to vote your shares with respect to the election of Directors, then your shares will be voted in line with the Board’s recommendation with respect to this proposal, i.e., “FOR” the nine (9) nominees.

Each Director nominee has agreed to serve if elected. If any nominee becomes unavailable to serve before the Annual Meeting, the Board may designate a substitute nominee and the persons named as proxies may, in their discretion, vote your shares for the substitute nominee. Alternatively, the Board may reduce the number of Directors to be elected at the Annual Meeting. At this time, the Board knows of no reason why any of the nominees would not be able to serve as a Director if elected.

If you are a beneficial holder and properly mark, sign and return your voting instruction form by mail or complete your proxy via Internet or by telephone, your shares will be voted as you direct your bank or broker. If you validly execute and return your voting instruction form but do not specify how you want your shares voted with respect to the election of Directors, they will be voted “FOR” the nominees proposed by your Board and named in this Proxy Statement. It is therefore important that you provide specific instructions to your broker or bank regarding the election of Directors so that your vote with respect to this item is counted.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, at 1 (877) 750-9501 (toll-free from the U.S. and Canada) or +1 (412) 232-3651 (from other countries).

DIRECTOR EXPERIENCE, PROFESSIONAL EXPERTISE AND OTHER QUALIFICATIONS

The Nominating and Corporate Governance Committee of the Board of Directors has carefully evaluated the experience, professional expertise and other qualifications that should be represented on the Board to support effective oversight of the Company’s strategy and long-term value creation.

The Nominating and Corporate Governance Committee has considered, among others, the following capabilities both generally and in view of the Company’s strategic and operational priorities under the Ruger 2030 plan, including operational transformation, disciplined capital allocation, product innovation, and risk oversight, following a rigorous evaluation of the Company’s operating model, industry-specific risks, and financially material factors and governance priorities. The Board considers prior experience both at Ruger and elsewhere in assessing these capabilities.

•        Senior Executive Management: Senior executive (CEO, President, COO, CFO) responsible for overall management of a complex enterprise like Ruger that designs, engineers, manufactures, markets and services precision products.

•        Governance: Experience as a board member of a public, private, or not-for-profit enterprise; fluency in all aspects of good governance and the fiduciary responsibilities of the Board and its committees.

•        Financial Management: Senior financial management experience in an industrial company (CEO, CFO, Controller, Treasurer) with expertise in all aspects of corporate accounting and treasury functions, financial planning and analysis, information technology, risk management, stockholder relations, and relevant (equity and debt) markets.

•        Operations Management: Senior executive experience in a business where highly capable product engineering and manufacturing and a robust lean business system are the fundamental drivers of performance and competitiveness.

•        Sales and Marketing: Senior executive experience in the brand development, marketing, and sale of consumer or industrial products, including responsible marketing practices and alignment with applicable regulatory and industry standards.

•        Acquisitions: Experience in successfully acquiring and integrating industrial businesses.

•        Risk Management: Senior executive experience managing or extensive knowledge of enterprise risk in a regulated industrial or consumer products environment.

•        Second Amendment/Product Passion: Staunch supporter of the Second Amendment, belief in Ruger’s mission as Arms Makers for Responsible Citizens, and an owner and user of firearms, providing direct familiarity with the Company’s products, customer base, and the broader cultural and regulatory context in which the Company operates.

Further and more generally, the Board believes that Directors should have strong business acumen and sound business judgment and have established reputations of integrity, honesty and adherence to high ethical standards, and have demonstrated a willingness to commit to service to the Company, independence of thought and judgment, an appreciation of Ruger’s products, and a commitment to the Constitutional rights of American citizens to keep and bear arms. The Nominating and Corporate Governance Committee further also considers other factors such as career specialization, technical skills and diversity of background and experience.

EXPERIENCE AND PROFESSIONAL EXPERTISE OF CURRENT BOARD

The current composition of the Board is the result of a rigorous evaluation process undertaken by the Nominating and Corporate Governance Committee, based on the criteria set forth above.

The chart below provides a high-level overview of the Board’s assessment of certain experience, professional expertise and other qualifications of the Board’s nine (9) candidates against certain criteria. The Board believes that the chart below reflects that Ruger’s Board includes business leaders with extensive senior executive and governance experience, including in companies and industries similar or otherwise relevant to Ruger. The collective experiences and expertise of these Board members position the Board to provide robust oversight of the Company’s strategy, operations, risk, capital deployment and long-term shareholder value creation.

SENIOR EXECUTIVE	GOVERNANCE	FINANCIAL	OPERATIONS	SALES & MARKETING	ACQUISITIONS	RISK MANAGEMENT	2ND AMENDMENT/ PRODUCT PASSION
John Cosentino	●	●	●	●	◐	●	●	●
Phillip Widman	●	●	●	◐	◐	●	●	●
Terry O'Connor	◐	●	●	◐	◐	○	●	●
Bruce Pettet	●	●	●	●	●	●	●	●
Aaron Rivers	●	◐	●	●	●	◐	◐	●
Amir Rosenthal	●	●	●	◐	●	●	●	●
Todd Seyfert	●	●	●	●	●	●	●	●
Stephen Timm	●	●	●	●	●	●	●	●
Lorin Cassidy Wolfe	●	●	●	●	◐	●	◐	●

● Current or Significant Prior Education / Experience ◐ Prior Education / Experience

director NOMINEES

The Board believes that the Director nominees have demonstrated the strength of character, business skills and other qualifications and experience necessary to be effective and successful on the Board of Directors. The names of the nominees for election as a Director at the Annual Meeting, along with details regarding their age, business experience, other directorships and committee memberships in publicly held corporations, current Board committee assignments, and qualifications to serve on the Board are listed below. This information is correct as of the date of this Proxy Statement.

Each nominee has consented to serve if elected. If any nominee becomes unavailable to serve as a Director before the Annual Meeting, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. At this time, the Board knows of no reason why any of the nominees would not be able to serve as a director if elected.

Name, Age, First Became A Director	Business Experience During the Past Five Years, Other Directorships, Current Committee Memberships and Board Qualifications
John A. Cosentino, Jr. Age 76 Director since August, 2005

John Cosentino has served on the Ruger Board of Directors since 2005, holding multiple leadership roles. Mr. Cosentino was the Company’s Vice-Chairman from April, 2010 to December, 2024, having served as Lead Director beginning in April, 2007 and the Lead Vice-Chairman in May, 2008 (which function encompasses the duties of Lead Director). He became Chairman of the Board of Directors in 2025. During his time on the Board, he has contributed significant operational, financial and strategic expertise and oversight as Ruger more than quadrupled its firearm sales over the same period, became one of the largest and most profitable firearms manufacturers in the United States, during which time the Company delivered a Total Shareholder Return of approximately 1,100%.

Mr. Cosentino is an accomplished global executive with fifty years of experience across industrial and consumer products companies, including Otis Elevator/United Technologies Corporation (1977 – 1987; 1990 – 1993), Danaher Corporation (1987 – 1990), and Stanley Black & Decker (1997-1999), in which companies he held divisional and corporate CFO and President/COO roles. In the latter half of his career, from 2002 to 2023, he founded and led a lower middle market private equity fund, Ironwood Manufacturing Fund, focused on implementing lean business systems in manufacturing and service companies, achieving top-quartile returns. Mr. Cosentino has also served as Senior Advisor of Ironwood Capital Holdings LLC since 2012 and was a partner of Capital Resource Partners L.P from 1999 – 2001.

Mr. Cosentino has extensive governance experience, having served on more than two dozen boards of directors in both private and public companies over more than 40 years. He has served as Chairman or Vice-Chairman of seven companies, including Habco Industries, LLC (2012 – 2026), Addaero LLC (2014 – 2019), North American Specialty Glass LLC (2005 – 2012), Primary Steel LLC (2005 – 2010), Simonds International, Inc (2002-2005), The Wiremold Company (1993), and Ruger. He has also served as a director of Flux Power Holdings, Inc (NASD: FLUX) (2020-2022), Whitcraft LLC (2011 – 2017), and The Bilco Company (2007 – 2016), among others.

Mr. Cosentino serves as a member of the Audit Committee and the Nominating and Corporate Governance Committee (Chair).

Mr. Cosentino has an A.B. cum laude in Economics from Harvard University and an M.B.A. in Finance from the Wharton School of the University of Pennsylvania.

We believe that Mr. Cosentino’s extensive senior leadership experience across multiple global industrial companies, as well as his extensive experience with and Board leadership and institutional knowledge of Ruger make him uniquely qualified to serve on the Ruger Board of Directors.

Name, Age, First Became A Director	Business Experience During the Past Five Years, Other Directorships, Current Committee Memberships and Board Qualifications
Phillip C. Widman Age 71 Director since January, 2010

Phil Widman has served on the Ruger Board of Directors since 2010, holding leadership roles including Chair of the Audit Committee and Chair of the Risk Committee, before being appointed Lead Vice Chairman of the Board in January, 2025, and Chair of the Compensation Committee in March, 2026. He has provided public company, operational finance and governance insights.

Mr. Widman’s background in operational finance and CFO roles is diversified across multiple industries — from computer manufacturing at UNISYS (1975-1987), to power distribution, generation, industrial automation, and high-speed rail equipment at Asea Brown Boveri Inc. (ABBV) (1987-1998), to heavy equipment at Terex Corporation, where he served as Senior Vice President and Chief Financial Officer from 2002 until he retired in 2013. He has consistently tackled businesses in difficult situations requiring turnarounds, including debt restructuring at Philip Services (1998-2001), consolidations, acquisition integrations and business system upgrades. He has executed numerous capital market transactions to fund acquisitions, improve cost of capital and expand operational capabilities.

In addition to Ruger, Mr. Widman has served on multiple public company boards. Mr. Widman has served as a member of the Board of Directors of V2X, Inc. since 2014 and serves as Chair of the Audit Committee and as a member of the Compensation and Human Capital Committee. Mr. Widman was a member of the Board of Directors of Enviri Corporation from 2014-2025, and served as Chair of its Audit Committee, and as Governance Committee member. He also served on the Board of Lubrizol Corp (2008-2011), serving as Audit Committee Chair and a member of the Governance Committee.

He earned a B.B.A. from the University of Michigan and an M.B.A. from Eastern Michigan University.

Mr. Widman serves as a member of the Audit Committee and the Compensation Committee (Chair).

The Board believes that Mr. Widman’s extensive business management, board and audit committee experience, financial expertise and personal experience in the shooting sports make him particularly qualified to sit on the Board of Directors.

Name, Age, First Became A Director	Business Experience During the Past Five Years, Other Directorships, Current Committee Memberships and Board Qualifications
Terrence G. O’Connor Age 70 Director since September, 2014

Terry O’Connor has served on the Ruger Board of Directors since 2014. He brings extensive capital markets experience, and expertise in financial instruments, portfolio strategy and company analysis.

Mr. O’Connor has more than 30 years of capital markets experience, including founding and serving as Managing Partner of Cedar Creek Management, LLC, where he led investment research across public and private companies. Earlier, he held leadership and analytical roles at HPB Associates and Feshbach Brothers and served in principal positions in Investment Banking and Equity Sales at Kidder Peabody. Mr. O’Connor has been a principal of High Rise Capital Partners, LLC, a private real estate investment firm, since 2010 (including its predecessor company).

Mr. O’Connor’s governance experience includes serving on the Board of SRV Bancorp, as well as the Finance and Investment Committees of Covenant House International and the Board of Covenant House of New Jersey.

He received a bachelor’s degree in economics from Bucknell University and an M.B.A. with a concentration in marketing from the Wharton School of the University of Pennsylvania.

Mr. O’Connor serves as a member of the Compensation Committee and the Nominating and Corporate Governance Committee.

The Board believes that Mr. O’Connor’s extensive capital markets experience and expertise in financial instruments, portfolio strategy and company analysis qualify him to serve on the Board.

Amir P. Rosenthal Age 64 Director since January, 2010

Amir P. Rosenthal joined the Board in 2010 and has brought operating, consumer marketing, financial and legal experience to it. His executive experience spans public companies, private equity-backed and family-owned businesses, and global consumer brands. His expertise in corporate strategy, capital markets, finance and brand building provides valuable insight to Ruger.

Mr. Rosenthal is Chief Operating Officer of Granite Group Wholesalers, a leading distributor of plumbing, heating, cooling, water systems and energy products through 75 wholesale branches and 19 retail showrooms and has been in this role since 2022. He joined the company in 2018 and served as Chief Financial Officer before assuming his COO position overseeing, among other areas, corporate development, HR, IT and distribution.

Previously, he served as President of Performance Sports Group, overseeing brands including Bauer, Easton and Maverik, after serving as CFO and leading two public offerings. Earlier, he held senior roles at Katy Industries and spent 12 years at Timex Corporation in legal and finance positions, including Treasurer.

He is a graduate of Dartmouth College, holds a law degree from New York University School of Law and earned a master’s in finance from Rensselaer Polytechnic Institute.

Mr. Rosenthal serves as a member of the Audit Committee (Chair), the Compensation Committee, and the Nominating and Corporate Governance Committee.

The Board believes that Mr. Rosenthal’s comprehensive business, legal and financial expertise makes him qualified to serve on the Board of Directors.

Name, Age, First Became A Director	Business Experience During the Past Five Years, Other Directorships, Current Committee Memberships and Board Qualifications
Todd W. Seyfert Age 56 Director since March, 2025

Todd W. Seyfert was appointed President and Chief Executive Officer of the Company on March 1, 2025, and was elected to the Ruger Board of Directors on May 29, 2025.

Mr. Seyfert has a distinguished record of driving growth, profitability, and operational excellence across a range of manufacturing enterprises. He has held leadership roles both within and outside the firearms industry. From 1996 to 2005, he served as Vice President of Sales and Marketing at Michaels of Oregon. He went on to become Vice President and General Manager at Bushnell Outdoor Products (2005 – 2007) and subsequently served as President of Magnum Research from 2007 to 2010. Between 2010 and 2015, Mr. Seyfert held various leadership positions at ATK Sporting Group. He then served as Senior Vice President of Sales at Vista Outdoor (2015 – 2016), Chief Executive Officer of FeraDyne Outdoors, LLC, (2016 – 2023), and most recently as President of Land Vehicles Americas at Dometic Group, a global outdoor products company (January, 2024 to March, 2025). He served as a Board Member and Audit Committee Chair for Chattanooga Shooting Sports, Inc. from 2019 through February 2024.

He currently serves on the Board of Hodgdon Powder Company (2020 – present), where he is Governance Chair, as well as on the boards of the Youth Shooting Sports Alliance (2011 – present) and the Northwest Suburban Chapter of Pheasants Forever (2010 – present).

The Board believes that Mr. Seyfert’s extensive operational and executive leadership experience across a broad range of manufacturing and consumer products enterprises, combined with his deep roots in the firearms and outdoor products industries, make him qualified to serve on the Board of Directors.

Bruce T. Pettet Age 61 Director since June, 2025

Bruce Pettet has served on the Ruger Board of Directors since June 2025. He brings broad expertise across consumer products, manufacturing, brand leadership and the outdoor industry. His extensive executive experience across the commercial and professional markets Ruger serves provides the Board valuable perspective on brand development, product innovation, customer engagement and global market dynamics.

Mr. Pettet has led premium consumer and performance-driven brands for more than three decades. He has served as President and CEO of Leupold & Stevens, Inc., a global leader in premium sporting and tactical optics with more than 700 associates, since 2014. Under his leadership, Leupold has strengthened its premium market position, expanded its presence across both commercial and military markets worldwide, accelerated product innovation and delivered sustained growth and industry recognition. Previously, he founded and served as President & CEO of Collective International, LLC, and held President & CEO roles at Airwalk International and Brooks Sports, Inc.

In addition to Ruger, Mr. Pettet serves on the Boards of the National Shooting Sports Foundation, the Rocky Mountain Elk Foundation and Stimson Lumber Company. He previously served as Chairman of the Board for Mrs. Fields Famous Brands, LLC and as Honorary Commander of the Oregon Air National Guard.

He holds a bachelor’s degree in management from Pepperdine University, a certificate in entrepreneurship from California State University, Fullerton, and has completed executive education in business strategy at Dartmouth.

Mr. Pettet serves on the Nominating and Corporate Governance Committee.

The Board believes that Mr. Pettet’s broad expertise across consumer products, manufacturing, brand leadership and the outdoor industry makes him qualified to serve on the Board of Directors.

Name, Age, First Became A Director	Business Experience During the Past Five Years, Other Directorships, Current Committee Memberships and Board Qualifications
Aaron R. Rivers Age 51 Director since February, 2026

Aaron R. Rivers brings more than 25 years of global leadership experience to the Ruger Board, with deep expertise in lean manufacturing, supply chain management, multi-site operations, and disciplined P&L leadership. His execution-driven approach strengthens Ruger’s operational and strategic oversight. Mr. Rivers currently serves as Chief Executive Officer of Dakkota Integrated Systems, a $1.2 billion Tier 1 automotive supplier. Since assuming the role in 2023, he has reshaped operational disciplines, accelerated profitable growth and positioned the company as a high-performance partner to the top automotive OEMs. Mr. Rivers also concurrently serves (since 2023) as Chief Executive Officer and executive board member of Emotiv Mobility, a business driven by organic and aggressive M&A growth. His prior experience spans automotive, commercial vehicles, aerospace, filtration and mobility systems at global companies including Danaher (where he served as Vice President of Danaher Business System/COO of Pall Corporation from 2020 to 2023), Bombardier, TRW and Dana. Mr. Rivers’ experience leading complex global industrial businesses enhances the Board’s operational and governance depth.

He holds a bachelor’s degree in biochemistry from Ball State University and an M.B.A. from Indiana Wesleyan University.

Mr. Rivers was appointed to the Ruger Board of Directors in February 2026, and serves as a member of the Compensation Committee and Nominating and Corporate Governance Committees.

The Board believes that Mr. Rivers’ leadership experience and expertise in manufacturing and operations make him qualified to serve as a member of the Board.

Stephen J. Timm Age 57 Director since February, 2026

Stephen J. Timm brings over 30 years of senior executive leadership experience in global industrial and technology-driven businesses to the Ruger Board. He is recognized for a disciplined, data-driven approach to strategy, operational performance and enterprise transformation.

Mr. Timm most recently served as President of Collins Aerospace from 2020 to 2024, a $28 billion aerospace and defense leader with approximately 83,000 employees worldwide. In this role, Mr. Timm was responsible for overall financial and operational performance, including long-term strategy, portfolio management, capital allocation and operational execution across complex global manufacturing operations. His experience driving growth, financial performance and operational excellence aligns with Ruger’s strategy and objectives. Prior to becoming President, his 30-year career at Collins included executive positions in management, services and technology roles, including senior executive leadership of several Collins divisions — President of Avionics (2019 – 2020), Vice President & General Manager, Flight Information Solutions (2008 – 2013). Throughout his career, Mr. Timm led the implementation of business transformation, succession planning, talent development, strategy deployment, and development and deployment of accountability-driven operating models.

He holds bachelor’s degrees in management information systems and business from Wartburg College and an M.B.A. from the University of Iowa.

Since retiring in 2025, Mr. Timm has joined the board of a privately held global composites distribution company and was appointed to the Ruger Board of Directors in February, 2026. Mr. Timm serves as a member of the Audit Committee and the Compensation Committee.

The Board believes Mr. Timm’s 30 years of senior executive leadership experience in global industrial and technology-driven businesses makes him qualified to serve on the Board of Directors.

Name, Age, First Became A Director	Business Experience During the Past Five Years, Other Directorships, Current Committee Memberships and Board Qualifications
Lorin Cassidy Wolfe Age 48 Director since February, 2026

Lorin Cassidy Wolfe brings more than 20 years of experience as a strategic operator, CEO, private equity partner, and board member to the Ruger Board. Her background spans Fortune 100, private equity-backed, and founder-led businesses, with an emphasis on operational rigor, commercial strategy, and culture-driven leadership. Ms. Wolfe was appointed Vice President, Business System at Johnson Controls in February, 2026, where she leads global continuous improvement efforts focused on strategy deployment and execution across operations, commercial teams, and shared services.

Previously, she served as a Partner at L2 Capital, a lower middle market private equity firm from 2019 to 2025 and held divisional senior executive positions at Danaher from 2008 to 2016 where she helped align operational performance with enterprise strategy and strengthen execution discipline across complex organizations. Since 2025, Ms. Wolfe has served as a strategic advisor at L2 Capital. Ms. Wolfe also served as CEO of ACCO from 2017 to 2019 where she led the modernization and rebuilding of a legacy American manufacturer. Ms. Wolfe’s experience guiding leadership teams through operational transformation and strategic transitions provides valuable insight as Ruger advances its long-term strategic priorities and business system development.

She has a mechanical engineering degree from the University of Virginia and an M.B.A. from Harvard Business School.

Ms. Wolfe was appointed to the Ruger Board of Directors in February 2026 and serves as a member of the Audit Committee.

The Board believes that Ms. Wolfe’s experience guiding leadership teams through operational transformation and strategic transitions provides valuable insight as Ruger advances its long term strategic priorities and business system development and makes her qualified to serve on the Board of Directors.

CURRENT DIRECTOR RETIRING AT THE ANNUAL MEETING AND NOT
STANDING FOR REELECTION

Name, Age, First Became A Director	Business Experience During the Past Five Years, Other Directorships, Current Committee Memberships and Board Qualifications
Ronald C. Whitaker Age 78 Director since June, 2006

Mr. Whitaker served as the President and CEO of Hyco International from 2003 and as a member of its Board from 2001 until his retirement in 2011. In 2013, he joined the Board of Payne & Dolan (now Walbec Group), a family owned infrastructure construction business based in Wisconsin, and currently serves as a member of the Compensation Committee. Mr. Whitaker was a Board member of Global Brass and Copper Holdings, Inc. from 2011-2019, and served as the Lead Director, Chairman of its Compensation Committee and as a member of its Audit, and Nominating and Corporate Governance Committees. He was the Chairman of the Indiana University Manufacturing Policy Initiative at the School of Public and Environmental Affairs from June 2017 to 2020. Mr. Whitaker was a Board member of Pangborn Corporation from 2006 to 2015 and served as the chair of its Compensation Committee. He was a member of the Board and Executive Committee of Strategic Distribution, Inc., and was its President and CEO from 2000 to 2003. Mr. Whitaker was the President and CEO of Johnson Outdoors from 1996 to 2000, and CEO, President and Chairman of the Board of Colt’s Manufacturing Co., Inc. from 1992 to 1995. He is a former Board member of Firearms Training Systems, Group Decco, Michigan Seamless Tube, Precision Navigation, Inc.; Weirton Steel Corporation and Code Alarm, and a former Trustee of the College of Wooster. Mr. Whitaker was the Chairman of the Company’s Board of Directors from 2019-2024.

The Board believes that Mr. Whitaker’s significant executive, board and firearms industry experience, and his knowledge of the Company’s products, qualifies him to serve on the Board.

the board of directors, its committees AND POLICIES

The Board of Directors is committed to good business practice, transparent financial reporting and the highest standards of corporate governance. To that end, the Board of Directors and its Committees continually review the Company’s governance policies and practices against the practices of other public companies, the guidance of specialists in corporate governance, the rules and regulations of the SEC, Delaware law (the state in which the Company is incorporated) and the listing standards of the NYSE. For information about Ruger’s corporate governance policies, see “CORPORATE GOVERNANCE.”

Board Leadership Structure

The Company’s By-Laws require that the Chairman of the Board be an independent, non-management Director who presides at all meetings of the Board, including meetings of the independent, non-management Directors in executive session, which generally occur as part of each regularly scheduled Board meeting. Additionally, an independent, non-management Vice Chairman is authorized to preside at stockholder, Board and executive session meetings and to act as an intermediary between the non-management Directors and management of the Company when special circumstances exist, such as the absence or disability of the non-executive Chairman of the Board.

The Board’s Role in Risk Oversight

The Board recognizes that oversight of risk management is a critical function of the Board. As such, the Board receives regular reports from senior management regarding areas of material risk to the Company, including operational, financial, legal and regulatory, strategic, reputational and industry-related risks. The full Board reviews and discusses these reports with the goal of overseeing the identification and management of, and the development of mitigation strategies for, these risks. Risk is a topic for discussion at every Board meeting, and the Board carefully oversees the identification and management of, and the development of mitigation strategies for, these risks. As new risk areas are identified, the Board reviews the emerging risk area along with mitigation strategies to ensure that the Company is continually evaluating, considering, and proactively mitigating risk.

Independent, Non-Management Directors

All of the current Directors standing for re-election other than our CEO are “independent” under the rules of the NYSE. The Board has affirmatively determined that none of Messrs. Cosentino, O’Connor, Rosenthal, Widman, Pettet, Rivers, and Timm or Ms. Wolfe, has or had a material relationship with the Company or any affiliate of the Company, either directly or indirectly, as a partner, stockholder or officer of an organization (including a charitable organization) that has a relationship with the Company, and are therefore “independent” for such purposes under the rules of the NYSE, including Rule 303A thereof.

The independent, non-management members of the Board meet regularly in executive sessions and the independent, non-executive Chairman of the Board, or in his absence, the Lead Vice Chairman (the independent, non-management Vice Chairman), leads each such meeting. John A. Cosentino, Jr. has served as the non-executive Chairman of the Board since January 1, 2025. Phillip C. Widman has served as the sole Lead Vice Chairman since January 1, 2025.

Board Refreshment Strategy and Retirement Policy

The Board recognizes the importance of a robust Board refreshment strategy, and actively seeks balance between the competing goals of embracing fresh perspectives and maintaining institutional knowledge. The Board’s primary goal is to add directors with the skills, experience and diversity necessary to optimize stockholder value in light of anticipated market challenges and opportunities. In light of these goals and in recognition of feedback from stockholders, beginning in 2024, the Board began an in-depth and robust process of Board refreshment which included an assessment of Director skills, the needs of the Company, and a rigorous search, screening, and vetting process. To support this initiative, the Board engaged a nationally recognized executive search firm to identify highly qualified director candidates with senior executive leadership experience in public and private company settings who can support the Company’s strategic priorities and executional capability.

During the Company’s recent CEO succession, continuity and stability during this critical transition were top priorities of the Board. At the same time, however, the Board recognized the need for new perspectives. Therefore, following Todd W. Seyfert’s appointment as CEO on March 1, 2025, the Board adopted a Board retirement policy requiring Directors serving on the Board at the time of adoption of the policy to step down no later than the annual meeting following their 78th birthday, with newly appointed Directors being required to step down no later than the annual meeting following their 75th birthday or after 15 years of service as a Director of the Company, whichever comes first. This policy seeks to balance maintenance of institutional knowledge with ongoing, continuous refreshment. In light of this policy, Ronald C. Whitaker is not a Director nominee and is retiring from the Board effective at the opening of the Annual Meeting.

During the past year the Board continued its attention on its refreshment strategy. In June 2025, Bruce T. Pettet was appointed to the Board of Directors, bringing valuable additional industry-relevant experience to the Board. Additionally, in February 2026, immediately following the retirement of Sandra S. Froman, Christopher J. Killoy and Rebecca S. Halstead from the Board of Directors, the Board elected Aaron R. Rivers, Stephen J. Timm and Lorin Cassidy Wolfe to fill the vacancies on the Board of Directors. These appointments, combined with the additions of Todd W. Seyfert and Bruce T. Pettet, have added five new Directors within the last twelve months.

Director Resignation Policy

In 2008, the Board of Directors established a policy whereby any Director who experiences a change in employment must submit his or her resignation to the Board for its consideration. The Board will then consider whether the change in employment has any bearing of the Director’s ability to serve on our Board, our Board’s goals regarding Board composition, or any other factors considered by them to be appropriate and relevant. Our Board will then determine whether to accept or reject the tendered resignation.

Membership and Meetings of the Board and Its Committees

Following the 2025 Annual Meeting of Stockholders, the members of the Board were John A. Cosentino, Jr., Christopher J. Killoy, Terrence G. O’Connor, Amir P. Rosenthal, Ronald C. Whitaker, Phillip C. Widman, Sandra S. Froman, Todd W. Seyfert, and Rebecca S. Halstead.

On June 19, 2025, the Board adopted Amended and Restated By-Laws, which expanded the size of the Board temporarily to ten (10) directors from nine (9) Directors until the Annual Meeting. As stated above, upon the retirement of Ronald C. Whitaker immediately upon the opening of the Annual Meeting, the size of the Board will automatically revert to nine (9) Directors. Concurrently, the Board elected Bruce T. Pettet to fill the vacancy created through such increase in the size of the Board. Subsequently, on February 22, 2026, the Company announced that each of Sandra S. Froman, Christopher J. Killoy, and Rebecca S. Halstead had retired from the Board of Directors. Following these retirements, on February 22, 2026, the Board of Directors elected each of Aaron R. Rivers, Stephen J. Timm and Lorin Cassidy Wolfe to fill the vacancies created through these retirements, effective immediately.

The Board of Directors held 11 meetings during 2025, including four regular meetings and 7 special meetings. Each Director attended at least 80% of the meetings of the Board and of the Committees on which he or she served that were held during 2025. In addition, all then-active members of the Board attended the 2025 virtual Annual Meeting of Stockholders. The Company’s policy requires Director attendance at all meetings of the Board, all Committee meetings, and the Annual Meeting of Stockholders, unless a Director has previously been excused by the Chairman of the Board for good cause.

Committee memberships, and the number of meetings of the full Board and its Committees held during 2025 are described below. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is governed by a written charter that has been adopted by the Board. A copy of each Committee’s charter is posted on the Company’s website at www.ruger.com, and is available in print to any stockholder who requests it by contacting the Corporate Secretary as set forth in “STOCKHOLDER AND INTERESTED PARTY COMMUNICATIONS WITH THE BOARD OF DIRECTORS” below.

CURRENT COMMITTEEE Membership and 2025 Meetings of the Board
and its Committees

Name	Board of Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Risk Oversight Committee**	Capital Policy Committee**
John A. Cosentino, Jr.	Chairman	Member		Chair	N/A	N/A
Terrence G. O’Connor	Member		Member	Member	N/A	N/A
Bruce T. Pettet (from June 19, 2025)	Member			Member	N/A	N/A
Amir P. Rosenthal	Member	Chair	Member	Member	N/A	N/A
Aaron R. Rivers	Member		Member	Member	N/A	N/A
Ronald C. Whitaker	Member				N/A	N/A
Todd W. Seyfert (from March 1, 2025)*	Member				N/A	N/A
Stephen J. Timm	Member	Member	Member		N/A	N/A
Phillip C. Widman	Lead Vice Chairman	Member	Chair		N/A	N/A
Lorin Cassidy Wolfe	Member	Member			N/A	N/A
Total Number of Meetings in 2025	10	4	2	2	1	1

*        As a non-independent, management director, Mr. Seyfert is not a member of any committee

**      Formally dissolved on May 6, 2025

committees of the board

Audit Committee

The members of the Audit Committee of the Board as of the date of this Proxy Statement are John A. Cosentino, Jr., Amir P. Rosenthal, Stephen J. Timm, Phillip C. Widman, and Lorin Cassidy Wolfe. Mr. Rosenthal serves as Chairman of the Audit Committee. All members of the Audit Committee are considered “independent” for purposes of service on the Audit Committee under the rules of the NYSE, including Rule 303A thereof, and Rule 10A-3 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). All members of the Audit Committee are financially literate and have a working familiarity with basic finance and accounting practices. In addition, the Company has determined that each of Messrs. Rosenthal, Cosentino, Timm and Widman is an audit committee financial expert as defined by the SEC rules and regulations.

The purpose of the Audit Committee is to provide assistance to the Board in fulfilling its responsibility with respect to its oversight of: (i) the quality and integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the Company’s internal audit function and independent auditors. In addition, the Audit Committee prepares the report required by the SEC rules included in this Proxy Statement.

Report of the Audit Committee*

Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the audited financial statements.

RSM US LLP is the independent registered public accounting firm appointed by the Company, and ratified by the Company’s stockholders on May 29, 2025, to serve as the Company’s independent auditors for the 2025 fiscal year. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by PCAOB Auditing Standard 1301 (Communications with Audit Committees) and the Securities and Exchange Commission. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company, and has received the written disclosures and the letter from the independent auditors as required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence” and RSM US LLP’s report regarding its internal controls as required by NYSE Rule 303A.07. The Audit Committee also has considered whether RSM US LLP’s provision of non-audit services to the Company is compatible with maintaining its independence from the Company.

The Audit Committee discussed with the independent auditors the overall scope and plans for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held four meetings during fiscal year 2025.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the Securities and Exchange Commission.

____________

*        The report of the Audit Committee shall not be deemed to be “soliciting material’ or to be “filed” with the SEC or subject to Regulation 14A or to the liabilities of Section 18 of the Exchange Act.

The Audit Committee’s responsibility is to monitor and oversee the audit and financial reporting processes. However, the members of the Audit Committee are not practicing certified public accountants or professional auditors and rely, without independent verification, on the information provided to them and on the representations made by management and the report issued by RSM US LLP.

MEMBERS OF THE AUDIT COMMITTEE
Amir P. Rosenthal, Chairman John A. Cosentino, Jr. Terrence G. O’Connor Ronald C. Whitaker Phillip C. Widman

Compensation Committee

The members of the Compensation Committee of the Board as of the date of this Proxy Statement are Terrence G. O’Connor, Aaron R. Rivers, Amir P. Rosenthal, Stephen J. Timm and Phillip C. Widman. Mr. Widman serves as Chairman of the Compensation Committee. Messrs. O’Connor, Rivers, Rosenthal, Timm, and Widman are considered “independent” under the rules of the NYSE, including Rule 303A.

The purposes of the Compensation Committee are: (i) discharging the responsibilities of the Board with respect to the compensation of the Chief Executive Officer of the Company, the other executive officers of the Company and members of the Board; (ii) establishing and administering the Company’s cash-based and equity-based incentive programs; and (iii) producing an annual report on executive compensation to be included in the Company’s annual Proxy Statement, in accordance with the rules and regulations of the NYSE and the SEC, and any other applicable rules or regulations. The Compensation Committee has the authority to form and delegate authority to one or more subcommittees, made up of one or more of its members, as it deems appropriate from time to time.

Compensation Committee Interlocks and Insider Participation

During the 2025 fiscal year, none of the Company’s executive officers served on the Board of Directors of any entities whose directors or officers serve on the Company’s Compensation Committee. No current executive officers of the Company serve on the Compensation Committee.

Compensation Committee Report on Executive Compensation*

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE
Phillip C. Widman, Chairman Terrence G. O’Connor Amir P. Rosenthal Stephen J. Timm Aaron R. Rivers

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee of the Board as of the date of this Proxy Statement are John A. Cosentino, Jr., Terrence G. O’Connor, Amir P. Rosenthal, Bruce T. Pettet, and Aaron R. Rivers. Mr. Cosentino serves as Chair of the Nominating and Corporate Governance Committee.

____________

*        The report of the Compensation Committee shall not be deemed to be “soliciting material’ or to be “filed” with the SEC or subject to Regulation 14A or to the liabilities of Section 18 of the Exchange Act.

The Nominating and Corporate Governance Committee is responsible for identifying, vetting and nominating potential Directors and establishing, maintaining and supervising the corporate governance program. Some of these responsibilities are discussed in more detail below.

The Nominating and Corporate Governance Committee has adopted criteria for the selection of new Directors, including, among other things, career specialization, technical skills, strength of character, independent thought, practical wisdom, mature judgment and cultural, gender and ethnic diversity. The Committee considers experience serving as a chief executive or financial officer (or another, similar position) in finance, audit, manufacturing, advertising, military or government, and knowledge and familiarity of firearms and the firearms industry to be important qualifications for Directors. The Committee will also consider any such qualifications required by law or applicable rule or regulation, and questions of independence and conflicts of interest. In addition, the following characteristics and abilities, as excerpted from the Company’s Corporate Board Governance Guidelines, are important considerations of the Nominating and Corporate Governance Committee:

•        Personal and professional ethics, strength of character, integrity and values;

•        Success in dealing with complex problems or having excelled in a position of leadership;

•        Sufficient education, experience, intelligence, independence, fairness, ability to reason, practicality, wisdom and vision to exercise sound and mature judgment;

•        Cultural, gender and ethnic diversity;

•        Stature and capability to represent the Company before the public and the stockholders;

•        The personality, confidence and independence to undertake full and frank discussion of the Company’s business assumptions;

•        Willingness to learn the business of the Company, to understand all Company policies and to make themselves aware of the Company’s finances;

•        Willingness at all times to execute their independent business judgment in the conduct of all Company matters; and

•        Diversity of skills, attributes and experience which augment the composition of the Board in execution of its oversight responsibilities to the benefit to the Company.

The charter also grants the Nominating and Corporate Governance Committee the responsibility to identify and meet individuals believed to be qualified to serve on the Board and recommend that the Board select candidates for directorships. The Nominating and Corporate Governance Committee’s process for identifying and evaluating nominees for Director, as set forth in the charter, includes inquiries into the backgrounds and qualifications of candidates. These inquiries include studies by the Nominating and Corporate Governance Committee and may also include the retention of a professional search firm to assist it in identifying or evaluating candidates.

The Nominating and Corporate Governance Committee has a written policy that states it will consider Director candidates recommended by stockholders. There is no difference between the manner in which the Nominating and Corporate Governance Committee will evaluate nominees recommended by stockholders and candidates recommended by other sources. This consideration of stockholder recommendations is separate from stockholder nominations of directors made pursuant to the advance notice provisions set out in the Company’s By-Laws and pursuant to Section 14 of the Exchange Act. See “Certain Questions and Answers Relating to This Proxy Solicitation — When are stockholder proposals due for next year’s annual meeting of stockholders?” for further information on the advance notice provisions by which stockholders can submit director nominees for election. All recommendations for nomination of Directors should be sent to the Corporate Secretary, Sturm, Ruger & Company, Inc., 1 Lacey Place, Southport, CT 06890.

director compensation

The Board believes that compensation of the Company’s non-management Directors should be a combination of cash and equity-based compensation to align Director compensation with the success of the Company. The Directors and the Compensation Committee annually review Director compensation utilizing published compensation studies and regularly employ independent pay advisors to review, benchmark and make recommendations related to Director compensation. Any recommendations for changes are made to the full Board by the Compensation Committee.

Directors’ Fees and Other Compensation

Effective June 1, 2025, following the review process discussed above, the Board approved the following fee schedule for non-management Director retainers:

Chairman of the Board	$233,000
Lead Vice Chairman	$183,000
Vice Chairman	$145,000
All others	$143,000

The retainer compensation is paid as 2/3 in cash and 1/3 in one-year restricted stock grants. In addition to the annual retainer fees, all non-management Directors receive annual long-term equity compensation of $65,000 paid in the form of restricted stock units (“RSUs”) that cliff vest after three years. All non-management Directors also receive long-term equity compensation of $100,000, in the form of RSUs that cliff vest after five years, upon joining the Board of Directors.

Committee Chairpersons receive the following additional annual retainer:

Audit	$20,000
Compensation	$15,000
Nominating and Corporate Governance	$12,000

Todd W, Seyfert, the Company’s Chief Executive Officer, did not receive compensation for his service as a member of the Board of Directors. Mr. Christopher J. Killoy, the Company’s former Chief Executive Officer and Special Advisor, and current consultant, did not receive compensation for his service as a member of the Board of Directors during his time as Chief Executive Officer and Special Advisor, but began receiving compensation for his service on the Board of Directors following his resignation as an employee on May 29, 2025 and once he became a consultant. Both Mr. Seyfert and Mr. Killoy were Named Executive Officers in 2025. For a description of their compensation, see “COMPENSATION DISCUSSION AND ANALYSIS” and “EXECUTIVE COMPENSATION” below.

On May 29, 2025, the annual retainer compensation awarded as restricted shares on May 31, 2024 vested and the related shares were released to the then-current non-management Directors. On June 1, 2025, the long-term RSUs awarded on June 1, 2022 vested and the related shares were issued to the then-current non-management Directors. In addition, on May 30, 2025, the then-current non-management Directors were granted their 2025 annual retainer compensation awarded as restricted stock and their long-term awards of RSUs. Because, as of May 30, 2025, Mr. Killoy was serving as a non-management Director, Mr. Killoy received such annual awards. On July 1, 2025, Mr. Pettet was granted his 2025 annual retainer compensation awarded as restricted stock and his long-term awards of RSUs. He also received his initial RSU grant. Such restricted share and RSU grants were as follows:

	Annual RSUs	Restricted Shares	Initial RSUs
John A. Cosentino, Jr	1,986	2,296	-
Phillip C. Widman	1,986	1,694	-
Christopher J. Killoy	1,986	1,324	-
Ronald C. Whitaker	1,986	1,324	-
Rebecca S. Halstead	1,986	1,324	-
Amir P. Rosenthal	1,986	1,509	-
Terrence G. O’Connor	1,986	1,435	-
Sandra S. Froman	1,986	1,435	-
Bruce T. Pettet	1,992	1,328	2,786

Directors are covered under the Company’s business travel accident insurance policy for $1,000,000 while traveling on Company business, and are covered under the Company’s director and officer liability insurance policies for claims alleged in connection with their service as Directors.

All Directors were reimbursed for reasonable out-of-pocket expenses related to attendance at Board, Committee and stockholder meetings.

DIRECTORS’ COMPENSATION TABLE FOR YEAR 2025

The following table reflects the compensation received during the 2025 fiscal year by each non-management Director.
Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Other Compensation ($)	Total Director Compensation (3) ($)
John A. Cosentino, Jr.	$152,805	$154,167	$451	$307,423
Phillip C. Widman	$117,545	$132,500	-	$250,045
Amir P. Rosenthal	$105,048	$125,833	$451	$231,332
Terrence G. O’Connor	$99,715	$112,333	$451	$212,499
Sandra S. Froman	$99,715	$112,333	$451	$212,499
Ronald C. Whitaker	$91,715	$119,167	$451	$211,333
Rebecca S. Halstead	$91,715	$119,167	$451	$211,333
Bruce T. Pettet (4)	$50,809	$219,167	$451	$270,427
Michael O. Fifer	$39,835	-	$451	$40,286

Notes to Directors’ Compensation Table

(1)    See “DIRECTORS’ FEES AND OTHER COMPENSATION” above.

(2)    Represents aggregate grant date fair value of non-qualified equity awards made to each non-management Director on May 30, 2025 under the 2023 Stock Incentive Plan in accordance with the Director annual fee schedule approved in June 2025 and described in “DIRECTORS’ FEES AND OTHER COMPENSATION” above. The amounts shown represent the full grant date fair value of the awards, using the actual grant date share price and calculated in accordance with the provisions of FASB ASC 718, and are shown at the maximum number of shares or RSUs expected upon the attainment of the time-based vesting of the awards. For a description of the assumptions applied in these calculations, see Note 16 to our consolidated financial statements for the year ended December 31, 2025 (which are included in our Form 10-K for the fiscal year ended December 31, 2025). The aggregate number of restricted shares and RSUs, respectively, that were outstanding as of December 31, 2025 were: Mr. Cosentino – 2,296 restricted shares and 4,705 RSUs; Mr. Widman – 1,694 restricted shares and 4,705 RSUs; Mr. Rosenthal – 1,509 restricted shares and 4,705 RSUs; Mr. O’Connor – 1,435 restricted shares and 4,705 RSUs; Ms. Froman – 1,435 restricted shares and 4,705 RSUs; Mr. Whitaker – 1,324 restricted shares and 4,705; RSUs; Ms. Halstead – 1,324 restricted shares and 6,183 RSUs; Mr. Pettet – 1,328 restricted shares and 4,778 RSUs; and Mr. Fifer – 0 restricted shares and 2,719 RSUs.

(3)    The Company’s non-management Directors do not receive non-equity incentive plan compensation, stock options, pension benefits or non-qualified deferred compensation.

(4)    Mr. Pettet was appointed to the Board of Directors, effective June 19, 2025.

Directors’ and Executive Officers’ Beneficial Equity Ownership

The Board has established a minimum equity ownership requirement for independent, non-management Directors of five times their annual base cash retainer to be achieved within five years of the date of a Director’s election. As Directors are expected to hold a meaningful ownership position in the Company, a significant portion of overall Director compensation is intended to be in the form of Company equity. This has been partially achieved through the annual RSU awards, as discussed above, made to the Directors under the 2017 Stock Incentive Plan and 2023 Stock Incentive Plan. The Board has also established a minimum equity ownership requirement for the Company’s Chief Executive Officer of five times his base salary, and for Senior Vice Presidents of two times their base salary to be achieved within five years of their appointment. The current amounts of Common Stock beneficially owned by each Director and Named Executive Officer may be found in the “BENEFICIAL OWNERSHIP OF DIRECTORS AND MANAGEMENT TABLE” below.

BENEFICIAL OWNERSHIP OF DIRECTORS AND MANAGEMENT TABLE

The following table sets forth certain information as of April 13, 2026 as to the number of shares of the Company’s Common Stock beneficially owned by each Director, Named Executive Officer and all Directors and Executive Officers of the Company as a group. Applicable percentage ownership is based on 15,948,066 shares of Common Stock outstanding as of such date.

Name	Beneficially Owned Shares of Common Stock	Stock Options Currently Exercisable or to Become Exercisable within 60 days after March 24, 2026	Total Shares Beneficially Owned	Percent of Class
John A. Cosentino, Jr.	25,144	-	25,144	*
Phillip C. Widman	40,208	-	40,208	*
Amir P. Rosenthal	20,049	-	20,049	*
Terrence G. O’Connor	18,306	-	18,306	*
Ronald C. Whitaker	34,256	-	34,256	*
Bruce T. Pettet	6,606	-	6,606	*
Aaron R. Rivers	3,728	-	3,728	*
Stephen J. Timm	3,728	-	3,728	*
Lorin Cassidy Wolfe	3,728	-	3,728	*
Christopher J. Killoy	161,414	-	161,414	1.0%
Todd W. Seyfert	161,800	-	161,800	1.0%
Thomas A. Dineen	99,534	-	99,534	*
Kevin B. Reid, Sr.	50,070	-	50,070	*
Sarah F. Colbert	37,224	-	37,224	*
Shawn C. Leska	43,193	-	43,193	*
Robert J. Werkmeister	45,774	-	45,774	*
Directors and executive officers as a group: (a group of 17 persons)	617,548	-	617,548	3.7%

Notes to Beneficial Ownership Table

*       Beneficial owner of less than 1% of the outstanding Common Stock of the Company.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s Officers and Directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, Directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of the Section 16(a) report forms furnished to the Company and written representations that no other reports were required, with respect to the period from January 1, 2025 through December 31, 2025, (including with respect to prior years), all such forms were filed in a timely manner by the Company’s Officers, Directors and greater than 10% beneficial owners, except for the vesting of RSUs for Mr. Seyfert on March 3, 2025, for which a Form 4 was filed on March 11, 2025, the grant to Ben P. Quinn of RSUs on April 14, 2025, for which the Form 4 was filed on May 2, 2025 and the late filing of a Form 3 for Mr. Quinn on May 2, 2025.

New Chief Financial Officer

On March 27, 2026, Ruger announced the appointment of Andrew Wieland, age 40, as Senior Vice President and Chief Financial Officer, following the planned transition of Thomas A. Dineen.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

The Board has a policy of monitoring and reviewing issues involving potential conflicts of interest, and reviewing and approving all related-party transactions. The Company’s Code of Business Conduct and Ethics provides that, in order to ensure that the Company’s business decisions are not influenced by self-interest, transactions involving an actual or apparent conflict of interest on the part of an employee, Officer or Director may only be undertaken if (i) the conflicting interest is fully disclosed to the individual’s immediate supervisor, personnel manager, facility director or the General Counsel (or in the case of an Officer or Director, to the Board), (ii) the individual with the conflict of interest takes no part in the consideration and approval of the transaction and (iii) the transaction is approved only by persons who do not have a conflict of interest.

The Company contracted with the National Rifle Association (“NRA”) for some of its promotional and advertising activities. The Company paid the NRA $0.7 million in 2025. Ms. Froman, a member of our Board during 2025, served as a Member of the Board of the NRA and did not receive any portion of the payments made by the Company to the NRA.

The Company is a member of the National Shooting Sports Foundation (“NSSF”), the firearm industry trade association. The Company paid the NSSF $0.3 million in 2025. Mr. Killoy served as a member of the Board of the NSSF in 2025 and did not receive any portion of the payments made by the Company to the NSSF.

As discussed below under “EXECUTIVE EMPLOYMENT AGREEMENTS,” on February 20, 2025, the Company entered into the Amended Killoy Agreement (as defined below) with Mr. Killoy, who was then serving as the Chief Executive Officer of the Company, which provides for: (i) Mr. Killoy to continue to serve as Chief Executive Officer of the Company until March 1, 2025 and to resign from such position on such date, (ii) Mr. Killoy to thereafter be employed as Special Advisor to the CEO and Board of Directors following such resignation until the date of the Company’s 2025 Annual Meeting of Stockholders, at his then-present rate of compensation, (iii) Mr. Killoy to resign from his position as Special Advisor to the CEO and Board of Directors on the date of the Company’s Annual Meeting of Stockholders and thereafter be engaged by the Company as a consultant for a period of 36 months, (iv) the Company to compensate Mr. Killoy for such consulting services at the rate of $275,000 per annum during such consulting period, (v) the continued vesting of Mr. Killoy’s restricted stock unit awards as if Mr. Killoy remained employed as the CEO of the Company, and (vi) a prohibition against Mr. Killoy engaging in certain activities that compete or interfere with the Company during the period he is providing services under the Amended Killoy Agreement. The compensation paid to Mr. Killoy under the Amended Killoy Agreement is not related to, or predicated upon, his past, present, or future service as a Director.

As discussed below under “EXECUTIVE EMPLOYMENT AGREEMENTS,” on January 15, 2025, the Company entered into the Seyfert Agreement (as defined below) with Mr. Seyfert, the President and Chief Executive Officer of the Company, which provides for: (i) Mr. Seyfert to serve as President and Chief Executive Officer of the Company starting on March 1, 2025, Mr. Seyfert’s nomination for election to the Company’s Board at the 2025 Annual Meeting of Stockholders described herein and, subject to the approval of the Company’s stockholders at the Meeting, that Mr. Seyfert will join the Company’s Board as a director thereafter, (ii) the Company to pay Mr. Seyfert a base salary at a rate of not less than $750,000 per annum, (iii) Mr. Seyfert to be eligible to receive, during the period he serves as Chief Executive Officer of the Company, an annual target cash bonus equal to 100% of his Base Salary (as defined therein), and annual performance equity-based incentive compensation and annual retention equity-based incentive compensation, each equal to 125% of his Base Salary, (iv) Mr. Seyfert to receive up to $345,000 in cash from the Company to compensate Mr. Seyfert for vested or earned incentive compensation with respect to the performance of Mr. Seyfert or his former employer in 2024 that was forfeited by Mr. Seyfert with respect to his prior employment as a result of entering into the Seyfert Agreement and performing his obligations thereunder, (v) Mr. Seyfert to receive a one-time award of 40,000 RSUs (as defined therein), which shall convert into shares of the Company’s Common Stock on a one-to-one basis when vested, a portion of which shall be subject to time-based vesting and a portion of which shall be subject to performance-based vesting, (vi) if Mr. Seyfert is terminated by the Company without Cause (as defined therein) or if Mr. Seyfert terminates his employment with Good Reason (as defined therein), in each case prior to any Change in Control (as defined therein) of the Company, (a) Mr. Seyfert shall be entitled to receive a lump sum cash payment equal to 18 months of Base Salary, (b) the prorated portion of Mr. Seyfert’s then-outstanding Retention Restricted Stock Unit Awards and Performance Restricted Stock Unit Awards shall vest and be paid in accordance with their terms and (c) Mr. Seyfert shall be entitled to continued medical insurance benefits for the period not to exceed 18 months from the date Mr. Seyfert’s employment with the Company terminates, (vii) if a Change in

Control occurs and, within 24 months thereafter, if Mr. Seyfert is terminated by the Company without Cause or if Mr. Seyfert terminates his employment with Good Reason, (a) Mr. Seyfert shall be entitled to receive a lump sum cash payment equal to 24 months of Annual Compensation (as defined therein), (b) Mr. Seyfert’s then-outstanding Retention Restricted Stock Unit Awards and Performance Restricted Stock Unit Awards shall fully vest and be paid in a lump sum equal to the cash value of the subject vested shares of Common Stock as of the effective date of such Change in Control and (c) Mr. Seyfert shall be entitled to continued medical insurance benefits for the period not to exceed 24 months from the date Mr. Seyfert’s employment with the Company terminates and (viii) a prohibition against Mr. Seyfert engaging in certain activities that compete or interfere with the Company during his employment with the Company and for 2 years thereafter. The compensation paid to Mr. Seyfert under the Seyfert Agreement is not related to, or predicated upon, his past, present or future service as a Director.

On November 25, 2024, the Company entered into Severance Agreements (each, a “Severance Agreement”) with each of Thomas A. Dineen, Kevin B. Reid, Sr., Shawn C. Leska, Robert J. Werkmeister, and Sarah F. Colbert. Each Severance Agreement provides for severance benefits, if, during the term of such Severance Agreement: (i) prior to the occurrence of a Change in Control (as defined therein), the Company terminates the employment of such named executive officer without Cause (as defined therein) or such named executive officer terminates his or her employment for Good Reason (as defined therein); or (ii) within 24 months after the effective date of a Change in Control, the Company terminates the employment of such named executive officer without Cause or such named executive officer terminates his or her employment for Good Reason.

Each Severance Agreement provides for severance benefits consisting of the following primary components:

•        if, prior to the occurrence of a Change in Control, the Company terminates the employment of such named executive officer without Cause or such named executive officer terminates his or her employment for Good Reason, (i) such named executive officer shall be entitled to a lump sum cash payment equal to 18 months of Base Annual Salary (as defined therein); (ii) the prorated portion of such named executive officer’s then-outstanding Retention Restricted Stock Unit Awards and Performance Restricted Stock Unit Awards shall vest and be paid in accordance with their terms; and (iii) such named executive officer shall be entitled to continued medical insurance benefits for the period not to exceed 18 months from the date such named executive officer’s employment with the Company terminates; or

•        if, within 24 months after the effective date of a Change in Control, the Company terminates the employment of such named executive officer without Cause or such named executive officer terminates his or her employment for Good Reason, (i) such named executive officer shall be entitled to a lump sum cash payment equal to 24 months of such named executive officer’s Annual Compensation (as defined therein); (ii) such named executive officer’s then-outstanding Retention Restricted Stock Unit Awards and Performance Restricted Stock Unit Awards shall fully vest and be paid in a lump sum equal to the cash value of the subject vested shares of Common Stock as of the effective date of such Change in Control; and (iii) such named executive officer shall be entitled to continued medical insurance benefits for the period not to exceed 24 months from the date such named executive officer’s employment with the Company terminates.

Each Severance Agreement has a one-year term, subject to automatic extension for additional one-year periods on each anniversary of the date it was entered into by the parties unless (i) the named executive officer gives notice of his or her intent to terminate their employment, or otherwise terminates their employment, before such date or (ii) the Company gives written notice to the named executive officer of the termination of such automatic extensions at least 360 days prior to such date.

On February 20, 2025, the Company entered into a transition agreement (the “Reid Agreement”), effective as of June 30, 2025, with Kevin B. Reid, Sr., who resigned as Vice President, General Counsel and Corporate Secretary of the Company effective as of June 30, 2025. The Reid Agreement provides for (i) Mr. Reid to continue working for the Company as Senior Counsel until his retirement on June 30, 2026, and (ii) the Company to provide Mr. Reid with base salary of $400,000 per annum from June 30, 2025 through June 30, 2026.

There were no other related-party transactions in 2025.

principal stockholders

The following table sets forth as of April 13, 2026 the ownership of the Company’s Common Stock by each person of record or known by the Company to beneficially own more than 5% of such stock. Applicable percentage ownership is based on 15,948,066 shares of Common Stock outstanding as of such date.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	Percent of Class (%)
Common Stock	Beretta Holding S.A. 9 rue Sainte Zithe Luxembourg, N4, L-2763	1,587,000(1)	9.95%
Common Stock	BlackRock, Inc. 50 Hudson Yards New York, NY 10001	1,300,706(2)	8.2%

Notes to Principal Stockholder Table

(1)    Represents shares of the Company’s Common Stock beneficially owned as of March 25, 2026, based on a Schedule 13D/A filed with the SEC on March 25, 2026, by Beretta Holding. Beretta Holding indicates that it has sole voting power and sole dispositive power with respect to all such 1,587,000 shares of the Company’s Common Stock.

(2)    Represents shares of the Company’s Common Stock beneficially owned as of December 31, 2025, based on a Schedule 13G/A filed with the SEC on January 8, 2026, by BlackRock, Inc. BlackRock indicates that it has sole voting power with respect to 1,269,576 shares of the Company’s Common Stock and sole dispositive power with respect to all such 1,300,706 shares of the Company’s Common Stock.

Proposal No. 2 – ratification of independent auditors

Board Recommendation: “FOR” the ratification of RSM US LLP as the Company’s independent auditor for the fiscal year ending December 31, 2026.

Our Audit Committee has selected RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026, and our board of directors has directed that the selection of RSM US LLP independent registered public accounting firm be submitted to our stockholders for ratification at the Annual Meeting. RSM US LLP has served as our independent registered public accounting firm since 2005. Representatives of RSM US LLP will be participating in the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Principal Accountants’ Fees and Services

The following table summarizes the fees incurred by the Company for professional services rendered by RSM US LLP during fiscal years 2025 and 2024.

Principal Accountants’ Fees
	2025	2024
Audit Fees	$1,031,000	$948,000
Audit-Related Fees	28,000	33,000
Tax Fees	-	-
All Other Fees	-	-
Total Fees	$1,059,000	$981,000

Audit Fees

Consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements, the audit of internal controls over financial reporting per Section 404 of the Sarbanes-Oxley Act and the review of interim consolidated financial statements included in quarterly reports.

Audit-Related Fees

Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include the audit of the Company’s employee benefit plan.

Tax Fees

Consist of fees billed for professional services for tax assistance, including pre-filing reviews of original and amended tax returns for the Company.

All Other Fees

Consist of fees billed for professional services related to miscellaneous matters including implementation of new accounting standards, transaction advisory services, and financial due diligence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

It is the policy of the Audit Committee to meet and review and approve in advance, on a case-by-case basis, all engagements by the Company of permissible non-audit services or audit, review or attest services for the Company to be provided by the independent auditors, with exceptions provided for de minimis amounts under certain circumstances as prescribed by the Exchange Act. The Audit Committee may, at some later date, establish a more detailed pre-approval policy pursuant to which such engagements may be pre-approved without a meeting of the Audit Committee. Any request to perform any such services must be submitted to the Audit Committee by the independent auditors and management of the Company and must include their views on the consistency of such request with the SEC’s rules on auditor independence.

All of the services of RSM US LLP which consisted of Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees described above were approved by the Audit Committee in accordance with its policy on permissible non-audit services or audit, review or attest services for the Company to be provided by its independent auditors, and no such approval was given through a waiver of such policy for de minimis amounts or under any of the other circumstances as prescribed by the Exchange Act.

Representatives of RSM US LLP will be participating in the Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

PROPOSAL No. 3 – ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

Board Recommendation: “FOR” the approval of the compensation of Named Executive Officers as disclosed in this Proxy Statement and described in this Proposal 3.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and Section 14A of the Exchange Act, enable stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s executive officers as disclosed in this Proxy Statement in accordance with applicable SEC rules. This vote, commonly known as a “say-on-pay” vote, provides stockholders with the opportunity to express their views on our executive officers’ compensation. The vote is not intended to address any specific item of our executive compensation, but rather the overall compensation of the Company’s executive officers and the philosophy, policies and practices described in this Proxy Statement.

As described in the section of this Proxy Statement entitled “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, retain, and motivate talented individuals with the executive experience and leadership skills necessary for us to increase stockholder value by driving long-term growth in revenue and profitability. We seek to provide executive compensation that is competitive with companies that are similar to the Company. We also seek to provide near-term and long-term financial incentives that reward well-performing executives when strategic corporate objectives designed to increase long-term stockholder value are achieved. We believe that executive compensation should include base salary, cash incentives and equity awards. We also believe that our executive officers’ base salaries should be set at competitive levels relative to comparable companies, and cash and equity incentives should generally be set at levels that give executives the opportunity to achieve above-average total compensation reflecting above-average Company performance. In particular, our executive compensation philosophy is to promote long-term value creation for our stockholders by rewarding improvement in selected financial metrics, and by using equity incentives. Please see our “Compensation Discussion and Analysis” and related compensation tables for detailed information about our executive compensation programs, including information about the fiscal 2025 compensation of our Named Executive Officers.

Text of Resolution:

“RESOLVED, that the Company’s stockholders hereby approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion, pursuant to the compensation disclosure rules of the Securities and Exchange Commission and included in the Company’s 2026 Proxy Statement.”

The say-on-pay vote is advisory, and, therefore, not binding on the Company, the Board of Directors or the Compensation Committee of the Board of Directors. Our Board of Directors and Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. We anticipate continuing to hold an advisory say-on-pay vote on an annual basis. We expect that the next advisory vote on the compensation of our named executive officers will be held at the 2027 annual meeting of stockholders.

The Company’s 2025 say-on-pay proposal received substantial stockholder support and was approved, on an advisory basis, by 98% of the votes cast at the 2025 annual meeting of stockholders. The Compensation Committee and the other members of the Board of Directors have considered the results of such stockholder advisory vote on executive compensation and believe that this level of approval of the Company’s executive compensation program indicates our stockholders’ support of our compensation philosophy and goals.

COMPENSATION DISCUSSION AND ANALYSIS

How Did the Company Perform in 2025 and How Did We Compensate Our Executives?

Firearms retail activity in 2025, as determined by the National Instant Criminal Background Check System and adjusted by the National Shooting Sports Foundation, declined for the fourth consecutive year. Our leadership teams and dedicated workforce continued to focus on the long-term goal of generating stockholder value. The Company entered 2026 with a strong, debt-free balance sheet, better balanced inventory positions at our independent distributors, and a pipeline of new products recently launched into the market and others still under development.

Highlights of 2025 include:

•        Adjusted diluted earnings per share of $0.84, excluding certain costs due to their non-recurring nature related to 1) inventory and related other asset write-offs, 2) product rationalization and SKU reductions, 3) organizational realignment, 4) the protection of stockholder rights, and 5) the senior leadership transition.

•        $54.3 million of cash generated from operations and EBITDA of $29.5 million.

•        Enhancement of our catalog of products with innovative new firearms that were met with strong demand in the marketplace. Our major new product launches in 2025 included:

•        Glenfield by Ruger rifle,

•        Red Label III shotgun,

•        Harrier rifle,

•        continued expansion of

o       Marlin rifles,

o       the American Rifle Gen II family,

o       and the RXM lineup.

•        New product sales, which include only major new products that were introduced in the past two years, were $169.5 million, or 33%, of firearm sales.

•        The Company completed the asset purchase of Anderson Manufacturing (“Anderson”), a manufacturer of firearms and firearm accessories based in Hebron, Kentucky, for $15.8 million in cash. This strategic purchase included Anderson’s manufacturing facility, equipment and machinery, inventory, certain assets and liabilities, and all intellectual property related to Anderson. The acquisition provided Ruger the opportunity to work with a skilled and experienced workforce, strengthen its production capabilities and expand its product offerings. The transaction was funded by the Company with cash on hand.

•        Returning $36.2 million to stockholders through:

•        $10.1 million payment of dividends, and

•        $26.1 million through the repurchase of 733,000 shares of the Company’s common stock in the open market.

•        Ending the year with cash and short-term investments of $92.5 million and no debt.

Based on 2025 performance, the Compensation Committee made the following compensation determinations with respect to the 2025 compensation for our Named Executive Officers:

•        Authorized a Company-wide profit-sharing pool equal to 15% of the adjusted operating profit after full accrual of the profit sharing and bonuses; and

•        Determined that the performance criteria for the 2025, 2024, and 2023 annual performance-based equity awards were at least partially achieved. To date, achievement of the 2025, 2024 and 2023 awards total 1%, 3%, and 9%, respectively.

What are the Company’s Philosophy and Objectives Regarding Compensation?

The Company’s executive compensation program is designed to align and reward both corporate and individual performance in an environment that reflects commitment, responsibility and adherence to the highest standards of ethics and integrity. Recognition of both individual contributions as well as overall business results permits an ongoing evaluation of the relationship between the size and scope of the Company’s operations, its performance and its executive compensation.

As a result of the Company’s equity and non-equity incentive plan awards, more than one half of the Named Executive Officers’ target compensation is considered “at risk” and linked directly to corporate performance.

What are the Elements of the Company’s Executive Remuneration and the Objectives of Each?

Remuneration Element	Description	Primary Objectives
Base Salary	Reflects fixed compensation.	• Attract and retain employees over time • Provide a base level of total compensation to reflect an individual’s role and responsibilities
Annual Non-Equity Incentives	Comprised of a performance-based annual bonus and a profit-sharing program.	• Focus executives and employees on important short-term Company-wide performance goals • Recognize and reward overall annual business results and individual/team contributions
Equity Compensation

Certain executives also receive annual awards of RSUs. Certain of these awards have performance-based criteria and others have time-based vesting criteria.

Performance criteria include return on net operating assets, achievement of strategic initiatives, and total shareholder return.

•   Focus executives and employees on important long-term Company-wide performance goals including increases to the Company’s stock price over a period of several years, growth in its earnings, return on net operating assets, achievement of strategic initiatives, and other measurements of corporate performance

•   Align our executives with the interests of stockholders and deliver a superior rate of return

•   Retain executives and employees over time

Health, Welfare and Retirement Benefits	Generally reflect those benefits provided to our broad employee population.	• Attract and retain employees over time • Provide for the safety, security and wellness of employees
Severance Arrangements	Specific severance agreements for Officers that provide benefits when employment terminates by the Company without cause or by the Officer with good reason.	• Facilitate the Company’s ability to attract and retain talented executives • Encourage executives and employees to remain focused on the Company’s business during times of corporate change

How Does the Company Determine the Amount/Formula for Each Element?

Generally, each element of compensation, including base salaries and performance-based bonus and equity incentive opportunities, is evaluated independently and collectively to determine whether it is competitive and reasonable within the market, as further described below. Each component of the target compensation for each of the Named Executive Officers is recommended by the Compensation Committee to the Board after:

•        Evaluating each executive’s current responsibilities and the scope and performance of the operations under their management;

•        Reviewing their individual experience and performance; and

•        Evaluating the balance of equity and non-equity compensation for each executive with the goal of fairly rewarding individual and group performance results.

The Compensation Committee also periodically evaluates components of each Named Executive Officer’s target compensation using benchmarking studies, as reported in the Company’s proxy statements for prior fiscal years. The Compensation Committee retained an independent compensation consultant to prepare benchmarking studies for the 2025 fiscal year, and the compensation consultant also evaluated the Company’s compensation structure, including the elements of compensation and the total target compensation, for the Named Executive Officers.

As a result of multiple benchmarking studies and the compensation review in 2025, the Compensation Committee concluded that the total compensation of its executives fell within the parameters set by the Compensation Committee and meaningfully aligns executive compensation to Company performance.

How are Salaries Determined?

Salaries for executive officers are determined by considering the following factors without applying any specific formula to determine the weight of each factor:

•        Current responsibilities of the Officer’s position, the scope and performance of the operations under their management;

•        The experience and performance of the individual;

•        Market rates for compensation of new executives being recruited to the Company and by comparing those salaries to recruiting offers made to the Company’s executives by competitors; and

•        Historical salaries paid by the Company to officers having certain duties and responsibilities.

Mr. Seyfert’s salary is set forth in the Seyfert Agreement described below.

Mr. Killoy served as our Chief Executive Officer until March 1, 2025, then as our Special Advisor until the 2025 annual meeting of stockholders, during which time his base salary was set forth in the Amended Killoy Agreement described below. Upon termination of his service as an employee, Mr. Killoy commenced service as a consultant to our Company and his consulting fees are set forth in the Amended Killoy Agreement. As described in “DIRECTORS’ FEES AND OTHER COMPENSATION” above, Mr. Killoy also receives cash compensation for his service on our Board of Directors.

NAMED EXECUTIVE OFFICERS’ BASE SALARIES

Name	2025 Base Salary	Effective Date
Todd W. Seyfert	$750,000	March 1, 2025
Christopher J. Killoy	$825,000	Through May 29, 2025
Thomas A. Dineen	$475,000	Through 2025
Kevin B. Reid, Sr.	$400,000	Through 2025
Shawn C. Leska	$350,000	Until August 16, 2025
	$385,000	From August 16, 2025
Robert Werkmeister	$350,000	Until August 16, 2025
	$385,000	From August 16, 2025
Sarah F. Colbert	$350,000	Until August 16, 2025
	$385,000	From August 16, 2025

How are Profit Sharing and Bonuses Determined?

Profit Sharing

The Company offers profit sharing to all of its employees. The amount of profit sharing is formula-based and is determined by the operating results of the Company. All employees, not just our Named Executive Officers, participate in the program pro rata based on their actual base salary or hourly wage compensation. The amount of earnings that is paid quarterly as profit sharing is authorized by the Board of Directors, and is typically 15% of Adjusted Operating Profit (“AOP”) after accrual for all bonuses and profit sharing. AOP is a non-GAAP measure of operating profit adjusted to eliminate the impact of LIFO income or expense, overhead and direct labor rate changes, excess and obsolete inventory reserve changes and other income or expenses that we believe are related to longer periods of time, such as product recalls. See the following reconciliation.

AOP Reconciliation (in thousands) – Year Ended December 31, 2025
GAAP Operating loss	$(12,299)
Inventory rationalization	17,002
Product rationalization and SKU reduction	6,378
Organizational realignment	3,181
Stockholder rights	950
Senior leadership transition	2,196
Hebron losses (during year of acquisition)	4,711
Other	(122)
Adjusted Operating Profit (AOP)	$ 21,997

Based upon our 2025 AOP results of approximately $22.0 million, our Named Executive Officers received the following profit sharing in 2025:

Name	2025 Profit Sharing
Todd W. Seyfert	$15,948
Christopher J. Killoy	$16,360
Thomas A. Dineen	$14,674
Kevin B. Reid, Sr.	$12,358
Shawn C. Leska	$11,098
Robert J. Werkmeister	$11,098
Sarah F. Colbert	$11,098

Annual Performance-Based Non-equity Incentive (the annual Cash Bonus)

The Company offers an annual performance-based non-equity incentive award (i.e., cash bonus) to all but its most junior grade of employees. The amounts of the performance-based incentive award are based on a target compensation value for each individual and are authorized by the Board of Directors, which target amounts are set forth below.

Performance-Based Non-Equity Awards
Name	March 2025 Base Salary	2025 Target Award
		% of Salary	$ Value
Todd W. Seyfert	$750,000	100%	$750,000
Christopher J. Killoy	$825,000	100%	$825,000
Thomas A. Dineen	$475,000	75%	$356,300
Kevin B. Reid, Sr.	$400,000	75%	$300,000
Shawn C. Leska	$350,000	67%	$233,500
Robert J. Werkmeister	$350,000	67%	$233,500
Sarah F. Colbert	$350,000	67%	$233,500

In 2025, the performance criteria for officers was based on the following:

•        80% Achievement of Target Income Before Income Taxes (“EBIT”)

•        20% Achievement of Non-Financial Objectives

For all other eligible employees, the performance criteria was based solely on the achievement of Target EBIT. EBIT is measured as earnings before income taxes, as adjusted for certain one-time non-cash, non-operating expenses.

In February 2025, the Board of Directors established an EBIT target for 100% achievement of the bonus at $35.7 million. The 2025 achievement percentage for the EBIT criterion would be adjusted up or down from 100% achievement by 1% for every $357,000 of EBIT above or below the established target. Per the terms of the program, the threshold for the minimum payout of 50% was 50% of the target, or $17.9 million. The maximum payout of 200% would be made if the Company achieved 200% of the target or $71.4 million.

The Company’s actual EBIT in 2025 was a loss of $7.2 million. After adjustments were made for non-operating expenses, adjusted EBIT remained below the minimum threshold of 50% of the target.

For the non-financial objectives, which addressed important issues facing the Company, including employee retention, workplace safety, product quality and delivery, new product development, and operational efficiencies, the Board of Directors determined that seven of nine specific 2025 non-financial objectives were fully achieved and that two of the other objectives had been partially achieved.

The Board of Directors evaluated executive performance in light of the headwinds the Company faced in 2025. Recognizing the committed efforts of all Company employees to strengthen the base of the business in the face of significant market challenges, the Board deemed it important to reward these successes, which included increasing full-year net sales year-over-year despite a declining market, employing substantial efforts to reorganize parts of the business, repositioning products — including elimination of models to rationalize the product base, launching new platforms — including 65 new models in the fourth quarter alone, strengthening our product pipeline and delivering increased capacity, and acquiring, integrating and onboarding our Hebron, Kentucky Facility. As a result, despite the Company’s failure to achieve certain targets, in recognition of these efforts, the Board of Directors approved a bonus for current employees on the date of the bonus payout in an amount equal to twenty percent of their annual bonus target.

How are Equity Compensation Awards Determined?

Equity compensation is a significant component of the Company’s overall compensation philosophy and is built on the principles that it should seek to align participants’ actions and behaviors with stockholders’ interests, be market-competitive, and be able to attract, motivate and retain the best employees and Directors.

Annual Awards

The annual performance-based equity award opportunity is subject to performance-based vesting terms that need to be satisfied to receive the award.

The amounts of the annual performance-based equity awards are based on a target compensation value for each Named Executive Officer and are authorized by the Board of Directors. The number of performance-based RSUs awarded are determined by taking the executive’s target award value for the performance-based equity compensation and dividing by the mean of high and low stock price on the effective date of the award. The table below shows the 2025 target performance-based equity incentive awards for each Named Executive Officer.

2025 Target Performance-Based Equity Award
Name	March 2025 Base Salary	% of Salary	$ Value	Number of RSUs Awarded
Todd W. Seyfert	$750,000	125%	$937,500	23,758
Christopher J. Killoy	$825,000	125%	$1,031,250	26,134
Thomas A. Dineen	$475,000	100%	$475,000	12,038
Kevin B. Reid, Sr.	$400,000	75%	$300,000	7,603
Shawn C. Leska	$350,000	67%	$233,450	5,916
Robert J. Werkmeister	$350,000	67%	$233,450	5,916
Sarah F. Colbert	$350,000	67%	$233,450	5,916

For the 2025 performance-based equity awards, the Compensation Committee employed vesting criteria related to return on net operating assets and total shareholder return (TSR). Return on net operating assets, which compares pre-tax income to net operating assets adjusted for cash, debt, and the LIFO reserve, is measured using three 1-year calculations, each year having equal weighting, with resulting payout as follows:

Percentage Achievement of Target	Resulting Payout (as a % of Target)
Less than 50%	No payout
50% to 100%	0% to 100%
100% to 150%	100% to 200%
Greater than 150%	200%

Any payout, to the extent earned, is made only after the 3-year performance period is completed based on Company performance measured in terms of return on net operating assets, which then may be modified as follows: (i) if the Company’s 3-year TSR increases by up to ten percent (10%), then payout will increase by up to ten percentage points (10%); and (ii) if the Company’s 3-year TSR decreases by up to ten percent (10%), then payout will decrease by up to ten percentage points (10%).

In addition, executives receive time-vesting RSUs that cliff vest 100% after three years, as long as the Named Executive Officer remains an employee on the vesting date. The Committee believes that time-vesting RSUs provide a strong retention incentive and supports our objectives of attraction and retention. These are sometimes referred to herein as retention awards, retention RSUs, Retention Restricted Stock Unit Awards or similar. Beginning with the 2020 grants, these time-vesting RSUs have been settled in cash. The table below shows the 2025 target time-vesting equity incentive awards for each Named Executive Officer.

2025 Target Time-Vesting Equity Award
Name	2025 Base Salary	% of Salary	$ Value	Number of RSUs Awarded
Todd W. Seyfert	$750,000	125%	$937,500	23,758
Christopher J. Killoy	$825,000	125%	$1,031,250	26,134
Thomas A. Dineen	$475,000	100%	$475,000	12,038
Kevin B. Reid, Sr.	$400,000	75%	$300,000	7,603
Shawn C. Leska	$350,000	67%	$233,450	5,916
Robert J. Werkmeister	$350,000	67%	$233,450	5,916
Sarah F. Colbert	$350,000	67%	$233,450	5,916

Mr. Seyfert One-Time Award

As described below, pursuant to the Seyfert Agreement, Mr. Seyfert received a one-time award of 40,000 RSUs that vest at the end of a four-year vesting period. 10,000 shares of this award are time-based and will vest if Mr. Seyfert is continuously employed by the Company and the remaining 30,000 shares are performance-based and will be earned in 10,000 share increments contingent on the average closing price for the Company’s Common Stock exceeding $45, $55, and $65, respectively, over any thirty (30) consecutive trading day period prior to the end of the vesting period and subject to Mr. Seyfert’s continuous employment.

Mr. Killoy’s Annual Director Award

Because, as of May 30, 2025, Mr. Killoy was serving as a non-management Director, Mr. Killoy received the equity awards described in “DIRECTORS’ FEES AND OTHER COMPENSATION” above.

What are the Company’s Health, Welfare and Retirement Benefits?

The Company offers the same health, welfare and retirement benefits to all salaried employees. These benefits include medical benefits, dental benefits, vision benefits, life insurance, salary continuation for short-term disability, long-term disability insurance, accidental death and dismemberment insurance, 401(k) plan and other similar benefits. Because these benefits are offered to a broad class of employees, the cost is not required by SEC rules to be included in the “SUMMARY COMPENSATION TABLE” below.

Additionally, Officers are covered under the Company’s business travel accident insurance policy for ten times their base salary, up to a maximum of $5,000,000, while traveling at any time. Officers are also covered under the Company’s director and officer liability insurance policies for claims alleged in connection with their service.

Does the Company Provide Perquisites?

The Company believes in limited perquisites for its Directors and executive officers and does not provide common perquisites such as company cars or club memberships. Authorized perquisites include discounts on Company products, which are available to all Company employees and Directors. Additionally, the Company has a Relocation Policy covering all employees based on their grade level that provides various levels of temporary living and relocation expense reimbursements, payment of related taxes, and the use of Company vehicles for business travel. Temporary living and relocation reimbursements and related tax payments for the Named Executive Officers are disclosed in the “SUMMARY COMPENSATION TABLE” below.

How is the Chief Executive Officer’s Performance Evaluated and Compensation Determined?

The Nominating and Corporate Governance Committee, the Compensation Committee and the Board as a whole annually evaluate the performance and review the compensation of the Chief Executive Officer utilizing a variety of criteria. The job objectives established for the Chief Executive Officer are:

•        To promote and require the highest ethical conduct by all Company employees and demonstrate personal integrity consistent with the Company’s Corporate Board Governance Guidelines.

•        To establish, articulate and support the vision for the Company that will serve as a guide for expansion.

•        To align physical, human, financial and organizational resources with strategies.

•        To communicate strategies and alignment in a clear manner so that every employee understands their personal role in the Company’s success.

•        To establish a succession planning process in order to select, coordinate, evaluate and promote the best management team.

•        To keep the Board informed on strategic and business issues.

Evaluation of the Chief Executive Officer’s performance with regard to these job objectives is rated on the following business skills and performance achievement:

•        Leadership: his ability to lead the Company with a sense of direction and purpose that is well understood, widely supported, consistently applied and effectively implemented.

•        Strategic Planning: his development of a long-term strategy, establishment of objectives to meet the expectations of stockholders, customers, employees and all Company stakeholders, consistent and timely progress toward strategic objectives and obtainment and allocation of resources consistent with strategic objectives.

•        Financial Goals and Systems: his establishment of appropriate and longer-term financial objectives and ability to consistently achieve these goals and ensure that appropriate systems are maintained to protect assets and control operations.

•        Financial Results: his ability to meet or exceed the financial expectations of stockholders, including improvement in operating revenue, cash flow, net income, earnings per share and share price.

•        Succession Planning: his development, recruitment, retention, motivation and supervision of an effective senior management team capable of achieving objectives.

•        Human Resources: his development of effective recruitment, training, retention and personnel communication plans and programs to provide and motivate the necessary human resources to achieve objectives.

•        Communication: his ability to serve as the Company’s chief spokesperson and communicate effectively with stockholders and all stakeholders.

•        Industry Relations: his ensuring that the Company and its operating units contribute appropriately to the well-being of their communities and industries, and representation of the Company in community and industry affairs.

•        Board Relations: his ability to work closely with the Board to keep it fully informed on all important aspects of the status and development of the Company, his implementation of Board policies, and his recommendation of policies for Board consideration.

The Chief Executive Officer’s compensation levels are determined after performance evaluations based on published and commissioned compensation studies, the Chief Executive Officer’s demonstrated abilities and contributions to the success of the Company, and the overall results of Company operations.

The Board of Directors may periodically increase the Chief Executive Officer’s compensation based on analyses of competitive compensation as discussed above.

What are the Company’s Governance Practices Regarding Compensation?

Stockholders:	The 2023 Stock Incentive Plan was approved by the stockholders at the Company’s 2023 Annual Meeting. The Company does not have any stock plans that are not stockholder-approved.
Board and Compensation Committee and Nominating and Corporate Governance Committee:

The Compensation Committee and the Board determine the compensation of the Company’s executive officers, including the individuals whose compensation is detailed in this Proxy Statement. The Compensation Committee, which is composed entirely of independent, non-management Directors, establishes and administers compensation programs and philosophies. The Compensation Committee ensures that stockholder-approved plans are administered in accordance with good governance practices and stockholder intent. The Compensation Committee is responsible for the development of our executive compensation philosophy, the recommendation of salaries, bonuses and long-term incentive compensation paid to executive officers, bonus pools for non-executive employees, retirement formulas for executive officers, deferred compensation plans, and any employment and change-in-control agreements. In addition, the performance of each executive officer is evaluated by the Nominating and Corporate Governance Committee and reported to the full Board. The full Board reviews the Compensation Committee and Nominating and Corporate Governance Committee reports and acts on recommendations of the Compensation Committee.

Management:

The Chief Executive Officer’s views regarding the performance and recommended compensation levels for the Company’s executive officers are discussed with all of the independent, non-management Directors.

What are the Company’s Governance Practices Regarding Stock Awards?

The Board has established the following practices and policies regarding stock awards:

•        The Company’s policy for setting the timing of equity grants does not allow executives to have any role in choosing the price of their equity awards;

•        The Company has never “back dated” or re-priced equity awards, and the 2017 Stock Incentive Plan and 2023 Stock Incentive Plan state that re-pricing of options or other stock awards is not allowed;

•        The Company utilizes RSUs, rather than stock options, for all employee equity awards;

•        Equity awards for employees are generally issued on the fourth business day following the public quarterly filing of the Company’s Forms 10-K or 10-Q in order to allow the investment markets adequate time to assimilate the current financial information, and, consistent with the 2023 Stock Incentive Plan approved by stockholders, valuation is based upon the price of the Company’s common stock on the NYSE on the date of issue; and

•        Annual performance-based equity awards for executive officers and certain employees are generally approved at the first Board meeting of each year and issued on the fourth business day following the public filing of the Company’s Form 10-K.

The Compensation Committee and the Board consider recommendations from the Chief Executive Officer in establishing appropriate equity awards for officers and employees. All equity awards for the Named Executive Officers have been and will continue to be subject to the approval of the Compensation Committee and ratification by the full Board.

During fiscal year 2025, the Company did not grant any stock options to its Named Executive Officers, as grants of stock options are not currently a component of the Company’s executive compensation program. Because stock options are not currently part of the Company’s executive compensation program, the Company does not have a formal policy with respect to the timing of grants of stock options.

How Does the Compensation Committee Utilize Independent Consultants?

Periodically, as provided for in the Compensation Committee Charter, the Compensation Committee retains an independent compensation consultant. The Committee determines the work to be performed by the consultant and has the ultimate authority to retain and terminate the consultant. The consultant works with management to gather data required in preparing analyses for Committee review.

How Does the Company Evaluate Its Compensation Program Risks?

The Compensation Committee evaluates risk deriving from compensation programs, and does not believe that our compensation program is reasonably likely to have a material adverse effect on the Company for the following reasons:

•        Executive compensation is structured to consist of both fixed compensation, which provides a steady income stream regardless of stock price performance, and variable incentive compensation, which is designed to reward both short-term and long-term corporate performance and stockholder returns. Fixed, base-salary compensation is both market-competitive and sufficient to make risk-taking to achieve a living wage unnecessary. Short-term cash incentive compensation is awarded based on achievement of operating profit goals, while significant weighting toward long-term equity incentive compensation based on multi-year operating performance and TSR targets discourages short-term risk-taking;

•        The variable elements of cash compensation are contingent upon the achievement of pre-determined profitability goals, and the variable elements of equity compensation are contingent upon, among other things, the Company’s return on net operating assets. Due to the nature of the Company’s business, there is minimal subjectivity in the financial results on which this compensation is based;

•        Performance goals are applicable Company-wide to our executives and employees alike to encourage consistent behavior throughout the organization;

•        Approval of the Board of Directors is required prior to the payment of any incentive compensation;

•        Equity ownership guidelines of five times base salary for the CEO and two times base salary for senior vice presidents discourage excessive risk taking by providing an incentive for executives to consider the Company’s long-term interests, because a portion of their personal investment portfolio consists of Company stock; and

•        The Company has internal controls over the measurement and calculation of performance goals, and all employees receive initial and periodic training under the Corporate Compliance Program, which cover, among other things, accuracy of books and records.

EXECUTIVE COMPENSATION

The following table summarizes the target cash and equity compensation approved by the Board of Directors for each of the executive officers named in the Summary Compensation Table for 2023 through 2025. See “SUMMARY COMPENSATION TABLE” below for actual compensation earned by the Named Executive Officers in 2023, 2024 and 2025.

TARGET COMPENSATION TABLE

		Cash Compensation				Equity Compensation
Named Executive Officer and Principal Position	Year	Salary (1)	Bonus	Profit Sharing (2)	Performance Based Non-Equity Compensation Opportunity	Performance Based Stock Award Opportunity (3)	Retention Award Opportunity (4)	All Other Compensation (5)	Total Target Compensation
Todd W. Seyfert President and Chief Executive Officer (Effective March 1, 2025)	2025	$750,000	$0	$112,500	$750,000	$1,712,100	$1,332,100	$31,500	$4,688,200
Christopher J. Killoy President and Chief Executive Officer (until March 1, 2025)	2025	$825,000	$0	$123,750	$825,000	$1,031,250	$1,031,250	$31,500	$3,867,750
	2024	$825,000	$0	$123,750	$825,000	$1,031,250	$1,031,250	$31,050	$3,867,300
	2023	$775,000	$0	$116,250	$775,000	$968,750	$968,750	$29,700	$3,633,450
Thomas A. Dineen Senior Vice President, Treasurer and Chief Financial Officer	2025	$475,000	$0	$71,250	$356,250	$475,000	$475,000	$31,500	$1,884,000
	2024	$475,000	$0	$71,250	$356,250	$475,000	$475,000	$31,050	$1,883,550
	2023	$450,000	$0	$67,500	$337,500	$450,000	$450,000	$29,700	$1,784,700
Kevin B. Reid, Sr. Vice President, General Counsel (until May 29, 2025)	2025	$400,000	$0	$60,000	$300,000	$300,000	$300,000	$31,500	$1,391,500
	2024	$400,000	$0	$60,000	$300,000	$300,000	$300,000	$31,050	$1,391,050
	2023	$360,000	$0	$54,000	$270,000	$270,000	$270,000	$29,700	$1,253,700
Sarah F. Colbert Senior Vice President, Corporate Secretary and General Counsel (effective May 29, 2025)	2025	$350,000	$0	$52,500	$233,450	$233,450	$233,450	$31,500	$1,134,350
Shawn C. Leska Vice President of Sales and Product Strategy	2025	$350,000	$0	$52,500	$233,450	$233,500	$233,500	$31,500	$1,134,350
	2024	$350,000	$0	$52,500	$233,450	$233,500	$233,500	$31,050	$1,133,900
	2023	$325,000	$0	$48,750	$216,775	$216,775	$216,775	$29,700	$1,053,775
Robert J. Werkmeister Senior Vice President of Marketing and Customer Experience	2025	$350,000	$0	$52,500	$233,450	$233,450	$233,450	$31,500	$1,134,350

Notes to Target Compensation Table

(1)     Salary increases, if any, for the Named Executive Officers are generally approved at the first Board meeting of each calendar year, and are effective as soon as practicable thereafter. Target salary amounts may therefore not tie to actual salaries shown in the “SUMMARY COMPENSATION TABLE” below.

(2)     When considering target compensation, profit sharing percentage is estimated to equal approximately 15% of the Named Executive Officer’s base salary.

(3)     Represents performance-based RSU awards as described in the Compensation Discussion and Analysis section titled, “How are Equity Compensation Awards Determined?”

(4)     The NEOs received annual RSU retention awards equal to their annual performance-based equity compensation opportunity.

(5)    Represents the employer matching contributions made under the Company’s 401(k) Plan. Actual “All Other Compensation” received may include additional “fringe benefit” items as shown in the “SUMMARY ALL OTHER COMPENSATION TABLE” below.

2025 Summary Compensation Table

The following table summarizes total compensation paid or earned by the Company’s Named Executive Officers during 2025.

		Cash Compensation				Equity Compensation
Named Executive Officer and Principal Position	Year	Salary	Bonus	Profit Sharing (1)	Performance Based Non-Equity Compensation Awards (2)	Stock Option Awards	Performance Based Stock Awards (3)	Time Based Stock Awards (4)	Change in Pension Value, Non-qualified Deferred Compensation Earnings	All Other Compensation (5)	Total Compensation
Todd W. Seyfert President and Chief Executive Officer (Effective March 1, 2025)	2025	$625,000	$150,000	$15,948	$0	$0	$1,767,695	$1,332,100	$0	$379,360	$4,270,103
Christopher J. Killoy President and Chief Executive Officer (until March 1, 2025)	2025	$339,577	$0	$16,360	$0	$0	$1,092,351	$1,150,367	$0	$345,437	$2,944,092
	2024	$825,000	$0	$39,378	$493,350	$0	$1,067,885	$1,031,300	$0	$45,529	$3,502,442
	2023	$793,750	$0	$58,247	$553,244	$0	$999,300	$968,800	$0	$37,956	$3,411,212
Thomas A. Dineen Senior Vice President, Treasurer and Chief Financial Officer	2025	$475,000	$71,250	$14,674	$0	$0	$503,168	$475,000	$0	$36,402	$1,575,494
	2024	$475,000	$0	$22,673	$213,038	$0	$491,851	$475,000	$0	$35,952	$1,713,514
	2023	$459,375	$0	$33,757	$240,138	$0	$464,128	$450,000	$0	$34,602	$1,682,000
Kevin B. Reid, Sr. Vice President, General Counsel (until May 29, 2025)	2025	$400,000	$60,000	$12,358	$0	$0	$317,791	$300,000	$0	$39,024	$1,129,173
	2024	$400,000	$0	$19,093	$179,400	$0	$310,643	$300,000	$0	$38,574	$1,247,710
	2023	$375,000	$0	$27,323	$196,031	$0	$278,477	$270,000	$0	$37,224	$1,184,055
Sarah F. Colbert Senior Vice President, Corporate Secretary and General Counsel (effective May 29, 2025)	2025	$363,125	$48,417	$11,098	$0	$0	$247,347	$233,500	$0	$34,850	$938,337
Shawn C. Leska Vice President of Sales and Product Strategy	2025	$363,125	$48,417	$11,098	$0	$0	$247,347	$233,500	$0	$34,122	$937,609
	2024	$350,000	$0	$16,705	$139,533	$0	$241,732	$233,500	$0	$33,672	$1,015,092
	2023	$334,375	$0	$24,490	$155,373	$0	$223,607	$216,800	$0	$32,279	$986,924
Robert J. Werkmeister Senior Vice President of Marketing and Customer Experience	2025	$363,125	$48,417	$11,098	$0	$0	$247,347	$233,500	$0	$34,122	$937,609

Notes to Summary Compensation Table

(1)    See Compensation Discussion and Analysis section titled, “How are Profit Sharing and Bonuses Determined?” above for an explanation of how the discretionary bonus paid to our Named Executive Officers for performance in 2025 is determined.

(2)    See Compensation Discussion and Analysis section titled, “How are Profit Sharing and Bonuses Determined?” above for an explanation of how the amount of profit sharing is determined and then allocated amongst recipients.

(3)    See Note 16 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 regarding assumptions underlying valuation of equity awards. Any estimate of forfeitures related to service-based vesting conditions are disregarded pursuant to the SEC Rules. See “OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2025 TABLE” below for further information regarding RSUs granted to each Named Executive Officer. The grant date fair value of the performance-based RSUs, if paid at maximum performance, is $3,888,900, $2,403,500, $1,007,000, $699,200, $544,300, $544,300 and $544,300 for Mr. Seyfert, Mr. Killoy, Mr. Dineen, Mr. Reid, Ms. Colbert, Mr. Leska and Mr. Werkmeister, respectively. Amounts previously reported for the performance-based RSUs in 2024 and 2023 have been revised to reflect the calculation of their market value using the Monte Carlo valuation method.

(4)    This column represents time-based retention awards subject to continued employment until, and cliff vesting as of the vesting date or upon the occurrence of certain specified acceleration events.

(5)    See “SUMMARY ALL OTHER COMPENSATION TABLE” below for additional information.

Summary All Other Compensation Table

Named Executive Officer	Year	Value of Perquisites Received (1)	Premiums Paid by the Company for Group Term Life Insurance	Company Matching and Discretionary 401(k) Plan Contributions (2)	Accrued Dividends Related to Equity Awards	Director Fees (3)	Consulting Fees (4)	Total
Todd W. Seyfert	2025	$345,000	$2,860	$31,500	$0	$0	$0	$379,360
Christopher J. Killoy (5)	2025	$81,102	$6,033	$31,500	$0	$64,166	$162,636	$345,437
	2024	$0	$14,479	$31,050	$0	$0	$0	$45,529
	2023	$732	$7,524	$29,700	$0	$0	$0	$37,956
Thomas A Dineen	2025	$0	$4,902	$31,500	$0	$0	$0	$36,402
	2024	$0	$4,902	$31,050	$0	$0	$0	$35,952
	2023	$0	$4,902	$29,700	$0	$0	$0	$34,602
Kevin B. Reid, Sr.	2025	$0	$7,524	$31,500	$0	$0	$0	$39,024
	2024	$0	$7,524	$31,050	$0	$0	$0	$38,574
	2023	$0	$7,524	$29,700	$0	$0	$0	$37,224
Sarah F. Colbert	2025	$1,640	$1,710	$31,500	$0	$0	$0	$34,850
Shawn C. Leska	2025	$0	$2,622	$31,500	$0	$0	$0	$34,122
	2024	$0	$2,579	$31,050	$0	$0	$0	$33,672
	2023	$0	$2,579	$29,700	$0	$0	$0	$32,279
Robert J. Werkmeister	2025	$0	$2,622	$31,500	$0	$0	$0	$34,122

Notes to All Other Compensation Table

(1)    Represents the reportable taxable value of Company products received, for travel expenses, and for executive physicals for Named Executive Officers. Includes Mr. Seyfert receiving $345,000 in cash from the Company to compensate Mr. Seyfert for vested or earned incentive compensation with respect to the performance of Mr. Seyfert or his former employer in 2024 that was forfeited by Mr. Seyfert with respect to his prior employment as a result of entering into the Seyfert Agreement and unused paid time off payout for Mr. Killoy upon his retirement from the Company in 2025.

(2)    Consists of matching contributions made under the Company’s 401(k) Plan to the Named Executive Officers who participated in the 401(k) Plan, based on their deferrals for each 401(k) Plan year. Also includes supplemental employer discretionary contributions made to all plan participants.

(3)    Represents base annual retainer compensation paid to Mr. Killoy as a non-management Director following his retirement from the Company on May 29, 2025. See “EXECUTIVE EMPLOYMENT AGREEMENTS” below for additional information.

(4)    Represents consulting fees paid to Mr. Killoy under his consulting agreement following his retirement from the Company on May 29, 2025. See “EXECUTIVE EMPLOYMENT AGREEMENTS” below for additional information.

(5)    The amount previously reported for Mr. Killoy’s 2024 group term life insurance has been revised to correct the amount paid by the Company.

GRANTS OF PLAN-BASED AWARDS TABLE

The following Grants of Plan-Based Awards table accompanies the Summary Compensation Table and provides additional detail regarding grants of incentive-plan based equity awards made in 2025.

Named Executive Officer	Grant Date	Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All other stock awards: Number of shares of stock or units (#)(3)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Share)	Grant date fair value of stock and option awards (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Todd W. Seyfert	1/1/25	$375,000	$750,000	$1,500,000	-	-	-	-	-	-	-
	3/1/25	-	-	-	-	-	-	23,758	-	-	$937,500
	3/1/25	-	-	-	237	23,758	47,516	-	-	-	$993,095
	3/3/25	-	-	-	-	-	-	10,000	-	-	$394,600
	3/3/25	-	-	-	-	30,000	-	-	-	-	$774,600
Christopher J. Killoy	1/1/25	$412,500	$825,000	$1,650,000	-	-	-	-	-	-	-
	3/1/25	-	-	-	-	-	-	26,134	-	-	$1,031,200
	3/1/25	-	-	-	261	26,134	52,268	-	-	-	$1,092,351
	5/30/25	-	-	-	-	-	-	1,324	-	-	$47,667
	5/30/25	-	-	-	-	-	-	1,986	-	-	$71,500
Thomas A. Dineen	1/1/25	$178,200	$356,300	$712,500	-	-	-	-	-	-	-
	3/1/25	-	-	-	-	-	-	12,038	-	-	$475,000
	3/1/25	-	-	-	120	12,038	24,076	-	-	-	$503,168
Kevin B. Reid, Sr.	1/1/25	$150,000	$300,000	$600,000	-	-	-	-	-	-	-
	3/1/25	-	-	-	-	-	-	7,603	-	-	$300,000
	3/1/25	-	-	-	76	7,603	15,206	-	-	-	$317,791
Sarah F. Colbert	1/1/25	$116,800	$223,500	$466,900	-	-	-	-	-	-	-
	3/1/25	-	-	-	-	-	-	5,916	-	-	$233,500
	3/1/25	-	-	-	59	5,916	11,836	-	-	-	$247,347
Shawn C. Leska	1/1/25	$116,800	$223,500	$466,900	-	-	-	-	-	-	-
	3/1/25	-	-	-	-	-	-	5,916	-	-	$233,500
	3/1/25	-	-	-	59	5,916	11,836	-	-	-	$247,347
Robert J. Werkmeister	1/1/25	$116,800	$223,500	$466,900	-	-	-	-	-	-	-
	3/1/25	-	-	-	-	-	-	5,916	-	-	$233,500
	3/1/25	-	-	-	59	5,916	11,836	-	-	-	$247,347

Notes to Grant of Plan-Based Awards Table

(1)    Each of our executive officers receive cash incentive compensation for our company-wide financial performance as a result of our achieving the pre-established targets set out in our Annual Performance-based Non-equity Incentive (the Annual Cash Bonus). The amounts in these columns represent the estimated possible payouts that could have occurred under the Annual Performance-based Non-equity Incentive. As described in Compensation Discussion and Analysis section titled, “How are Profit Sharing and Bonuses Determined?” above no portion of the 2025 Annual Cash Bonus was earned.

(2)    This column sets forth the number of shares of Common Stock underlying the RSU awards with performance-based and time-based vesting conditions that were granted to the Named Executive Officers. The performance-based vesting conditions are based on the return on net operating assets and TSR. If the Named Executive Officers do not satisfy the performance-based vesting conditions with respect to such RSU awards, or the Named Executive Officers leave the Company prior to the end of the time-based vesting period (other than by reason of retirement, death, or disability), such awards will not vest, and the Named Executive Officers will not receive any shares of Common Stock or other payments with respect to such awards. See Compensation Discussion and Analysis section titled “How are Equity Compensation Awards Determined?” above for further information regarding the Named Executive Officers’ performance-based RSU compensation.

(3)    This column sets forth the number of shares of Common Stock underlying the RSU awards with time-based vesting conditions that were granted to the Named Executive Officers. See Compensation Discussion and Analysis section titled “How are Equity Compensation Awards Determined?” above for further information.

(4)    Amounts shown represent the total grant date fair value calculated in accordance with the provisions of FASB ASC 718, and are shown at the target unit value expected upon achievement of the performance or time-based goals of the awards. See Note 16 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 regarding assumptions underlying valuation of equity awards. Any estimate of forfeitures related to service-based vesting conditions are disregarded pursuant to the SEC Rules.

EXECUTIVE EMPLOYMENT AGREEMENTS

On January 15, 2025, the Company entered into an Employment Agreement (the “Seyfert Agreement”) with Mr. Todd W. Seyfert, who became the President and Chief Executive Officer of the Company on March 1, 2025.

Pursuant to the Seyfert Agreement: (i) Mr. Seyfert serves as President and Chief Executive Officer of the Company, Mr. Seyfert was nominated for election to the Company’s Board at the 2025 Annual Meeting of Stockholders, and, following the approval of the Company’s stockholders at the Meeting, Mr. Seyfert was appointment to the Company’s Board as a director, (ii) Mr. Seyfert is to be paid a base salary at a rate of not less than $750,000 per annum, (iii) Mr. Seyfert is eligible to receive, during the period he serves as Chief Executive Officer of the Company, an annual target cash performance bonus equal to 100% of his Base Salary (as defined therein), and equity-based incentive compensation and annual retention equity-based incentive compensation, each equal to 125% of his Base Salary, (iv) Mr. Seyfert received $345,000 in cash from the Company to compensate Mr. Seyfert for vested or earned incentive compensation with respect to the performance of Mr. Seyfert or his former employer in 2024 that was forfeited by Mr. Seyfert with respect to his prior employment as a result of entering into the Seyfert Agreement and performing his obligations thereunder, (v) Mr. Seyfert received a one-time award of 40,000 RSUs, which shall convert into shares of the Company’s Common Stock on a one-to-one basis when vested, a portion of which is subject to time-based vesting and a portion of which is subject to performance-based vesting, (vi) if Mr. Seyfert is terminated by the Company without Cause (as defined therein) or if Mr. Seyfert terminates his employment with Good Reason (as defined therein), in each case prior to any Change in Control (as defined therein) of the Company, (a) Mr. Seyfert shall be entitled to receive a lump sum cash payment equal to 18 months of Base Salary, (b) the prorated portion of Mr. Seyfert’s then-outstanding Retention Restricted Stock Unit Awards and Performance Restricted Stock Unit Awards (as defined in the Seyfert Agreement) shall vest and be paid in accordance with their terms and (c) Mr. Seyfert shall be entitled to continued medical insurance benefits for the period not to exceed 18 months from the date Mr. Seyfert’s employment with the Company terminates, (vii) if a Change in Control occurs and, within 24 months thereafter, if Mr. Seyfert is terminated by the Company without Cause or if Mr. Seyfert terminates his employment with Good Reason, (a) Mr. Seyfert shall be entitled to receive a lump sum cash payment equal to 24 months of Annual Compensation (as defined therein), (b) Mr. Seyfert’s then-outstanding Retention Restricted Stock Unit Awards and Performance Restricted Stock Unit Awards shall fully vest and be paid in a lump sum equal to the cash value of the subject vested shares of Common Stock as of the effective date of such Change in Control and (c) Mr. Seyfert shall be entitled to continued medical insurance benefits for the period not to exceed 24 months from the date Mr. Seyfert’s employment with the Company terminates and (viii) Mr. Seyfert is prohibited from engaging in certain activities that compete or interfere with the Company during his employment with the Company and for 2 years thereafter. The compensation paid to Mr. Seyfert under the Seyfert Agreement is not related to, or predicated upon, his past, present or future service as a Director.

On February 20, 2025, the Company entered into a Second Amended and Restated Agreement (the “Amended Killoy Agreement”) with Christopher J. Killoy, the Company’s Chief Executive Officer at that time.

The Amended Killoy Agreement provided or provides for: (i) Mr. Killoy, following his March 1, 2025 resignation as Chief Executive Officer, to be employed as Special Advisor to the CEO and Board of Directors until the date of the 2025 Annual Meeting of Stockholders, at his then-present rate of compensation, (ii) Mr. Killoy to resign from his position as Special Advisor to the CEO and Board of Directors on the date of the 2025 Annual Meeting of Stockholders and thereafter be engaged by the Company as a consultant for a period of 36 months, (iii) the Company to compensate Mr. Killoy for such consulting services at the rate of $275,000 per annum during such consulting period, (iv) the continued vesting of Mr. Killoy’s restricted stock unit awards as if Mr. Killoy remained employed as the CEO of the Company, and (v) a prohibition against Mr. Killoy engaging in certain activities that compete or interfere with the Company during the period he is providing services under the Amended Killoy Agreement. The compensation paid to Mr. Killoy under the Amended Killoy Agreement is not related to, or predicated upon, his past, present, or future service as a Director.

Outstanding Equity Awards at Fiscal Year-End 2025 Table

The following table reflects outstanding equity grants as of December 31, 2025 for the Named Executive Officers.

	STOCK AWARDS (1) (2)
Named Executive Officer	Award	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (3)	Equity incentive plan awards: Number of unearned Shares, Units or Other Rights That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (3)
Todd W. Seyfert	2025 Retention RSU	23,758	$775,699	-	$-
	2025 Performance-Based RSU	214	$6,987	15,862	$517,894
	2025 One-Time RSU	10,000	$326,500	-	$-
	2025 One-Time RSU	-	$-	30,000	$979,500
Christopher J. Killoy	2025 Retention RSU	26,134	$853,275	-	$-
	2025 Performance-Based RSU	235	$7,673	17,449	$569,710
	2025 Director Restricted Stock	1,324	$43,229	-	$-
	2025 Director RSU	1,986	$64,843	-	$-
	2024 Retention RSU	23,847	$778,605	-	$-
	2024 Performance-Based RSU	858	$28,014	8,044	$262,637
	2023 Retention RSU	18,266	$596,385	-	$-
	2023 Performance-Based RSU	1,644	$53,677	-	$-
Thomas A. Dineen	2025 Retention RSU	12,038	$393,041	-	$-
	2025 Performance-Based RSU	108	$3,526	8,037	$262,408
	2024 Retention RSU	10,984	$358,628	-	$-
	2024 Performance-Based RSU	395	$12,897	3,705	$120,968
	2023 Retention RSU	8,485	$277,035	-	$-
	2023 Performance-Based RSU	764	$24,945	-	$-
Kevin B. Reid, Sr.	2025 Retention RSU	7,603	$248,238	-	$-
	2025 Performance-Based RSU	68	$2,220	5,076	$165,732
	2024 Retention RSU	6,937	$226,493	-	$-
	2024 Performance-Based RSU	277	$8,163	2,340	$76,401
	2023 Retention RSU	5,091	$166,221	-	$-
	2023 Performance-Based RSU	458	$14,954	-	$-
Sarah F. Colbert	2025 Retention RSU	5,916	$193,157	-	$-
	2025 Performance-Based RSU	53	$1,730	3,950	$128,968
	2024 Retention RSU	5,398	$176,245	-	$-
	2024 Performance-Based RSU	194	$6,334	1,821	$59,456
	2023 Retention RSU	3,962	$129,359	-	$-
	2023 Performance-Based RSU	357	$11,656	-	$-
Shawn C. Leska	2025 Retention RSU	5,916	$193,157	-	$-
	2025 Performance-Based RSU	53	$1,730	3,950	$128,968
	2024 Retention RSU	5,398	$176,245	-	$-
	2024 Performance-Based RSU	194	$6,334	1,821	$59,456
	2023 Retention RSU	4,087	$133,441	-	$-
	2023 Performance-Based RSU	368	$12,015	-	$-
Robert J. Werkmeister	2025 Retention RSU	5,916	$193,157	-	$-
	2025 Performance-Based RSU	53	$1,730	3,950	$128,968
	2024 Retention RSU	5,398	$176,245	-	$-
	2024 Performance-Based RSU	194	$6,334	1,821	$59,456
	2023 Retention RSU	3,962	$129,359	-	$-
	2023 Performance-Based RSU	357	$11,656	-	$-

Notes to Outstanding Equity Awards at Fiscal Year End Table

(1)    Awards of restricted stock unit awards include:

•        Performance-based RSUs: Performance-based RSUs have performance triggers, as described in “How are Equity Compensation Awards Determined”. Performance is measured after each of three annual performance periods and any earned tranches are subject to continued employment through the end of the three-year performance period and the TSR modification. For awards identified as Performance-Based RSUs, the number of shares listed in the “Number of Shares or Units of Stock That Have Not Vested” represents the number of shares for which performance goals have been earned and that would not be forfeited even if a downward TSR adjustment is made, but that remain subject to service-based vesting. The number of shares in the column “Equity incentive plan awards: Number of unearned Shares, Units or Other Rights That Have Not Vested” represents (i) the portion of the award for which the annual performance period has not been completed and (ii) the portion of the award for which the annual performance period has been completed, but which portion of shares remain subject to the TSR modifier.

•        Time-Based RSUs: The Retention RSUs for 2023, 2024, and 2025 are time-based retention awards and are subject to continued employment until, and cliff vesting on March 1, 2026, February 28, 2027 and March 3, 2028, respectively, or upon the occurrence of certain specified acceleration events.

(2)    There were no outstanding option awards for the Named Executive Officers as of December 31, 2025.

(3)    Amounts shown represent the fair market value of the awards based on the $32.65 closing price of the Company’s Common Stock on December 31, 2025.

OPTION EXERCISES AND STOCK VESTED IN 2025 TABLE

The following table sets forth the value of equity realized by the Named Executive Officers upon the vesting of RSUs that converted into shares of stock or cash during 2025. (For further information on stock options and grants made in 2025 to the Named Executive Officers, see the “GRANTS OF PLAN-BASED AWARDS TABLE” above.)

	Stock Awards
Named Executive Officer	Number of Shares Acquired Upon Vesting (1)	Value Realized Upon Vesting (2)
Todd W. Seyfert	0	$0
Christopher J. Killoy	15,497	$612,023
Thomas A. Dineen	7,527	$297,264
Kevin B. Reid, Sr.	4,317	$170,491
Sarah F. Colbert	3,260	$128,747
Shawn C. Leska	3,556	$140,437
Robert J. Werkmeister	3,260	$128,747
Total	37,381	$1,477,709

Notes to Options Exercised and Stock Vested Table

(1)    The amounts shown represent the aggregate gross number of shares (or equivalent cash value) acquired by the Named Executive Officers upon the vesting of stock awards.

(2)    The amounts shown represent the aggregate dollar amount realized by the Named Executive Officers upon the vesting of stock awards. The aggregate dollar amount realized upon the vesting of stock awards is calculated by multiplying the number of shares of stock vested by the closing price of the Common Stock on the vesting date.

Potential Payments upon Termination or Change in Control

Payments On Change In Control

In the event of a potential change in control of the Company, it is vitally important that executives be able to continue working in the best interest of our stockholders. For that reason, the Company has entered into severance agreements with each current Named Executive Officer (with Mr. Killoy’s and Mr. Reid’s severance agreements having expired during 2025) or, in the case of Mr. Seyfert, an employment agreement, designed to provide salary and medical benefit continuance in the event of the termination of his or her employment under certain circumstances. The Company’s severance agreements are not employment contracts and do not specify an employment term, compensation levels or other terms or conditions of employment. There are also change-in-control provisions in the Company’s restricted stock unit award agreements.

Covered Terminations and Severance Payments Pursuant to the Seyfert Agreement and Severance Agreements

The Company is party to the Seyfert Agreement and party to a Severance Agreement with each of Thomas A. Dineen, Shawn C. Leska, Robert J. Werkmeister, and Sarah F. Colbert. Each of the Seyfert Agreement and each Severance Agreement provides for severance benefits, if, during the term of such agreement: (i) prior to the occurrence of a Change in Control (as defined therein), the Company terminates the employment of such named executive officer without Cause (as defined therein) or such named executive officer terminates his or her employment for Good Reason (as defined therein); or (ii) within 24 months after the effective date of a Change in Control, the Company terminates the employment of such named executive officer without Cause or such named executive officer terminates his or her employment for Good Reason.

The Seyfert Agreement and each Severance Agreement provide for severance benefits consisting of the following primary components, subject to the Named Executive Officer’s execution of a release:

•        if, prior to the occurrence of a Change in Control, the Company terminates the employment of such Named Executive Officer without Cause or such Named Executive Officer terminates his or her employment for Good Reason, (i) such named executive officer shall be entitled to a lump sum cash payment equal to 18 months of base salary; (ii) the prorated portion of such named executive officer’s then-outstanding Retention RSUs and performance-based RSUs shall vest and be paid in accordance with their terms; and (iii) such Named Executive Officer shall be entitled to continued medical insurance benefits for the period not to exceed 18 months from the date such Named Executive Officer’s employment with the Company terminates; or

•        if, within 24 months after the effective date of a Change in Control, the Company terminates the employment of such Named Executive Officer without Cause or such named executive officer terminates his or her employment for Good Reason, (i) such Named Executive Officer shall be entitled to a lump sum cash payment equal to 24 months of the sum of (a) base salary plus (b) target annual bonus; (ii) such Named Executive Officer’s then-outstanding Retention RSUs and performance-based RSUs shall fully vest and be paid in a lump equal to the cash value of the subject vested shares of Common Stock as of the effective date of such Change in Control; and (iii) such Named Executive Officer shall be entitled to continued medical insurance benefits for the period not to exceed 24 months from the date such Named Executive Officer’s employment with the Company terminates.

Each Severance Agreement has a one-year term, subject to automatic extension for additional one-year periods on each anniversary of the date it was entered into by the parties unless (i) the Named Executive Officer gives notice of his or her intent to terminate their employment, or otherwise terminates their employment, before such date or (ii) the Company gives written notice to the named executive officer of the termination of such automatic extensions at least 360 days prior to such date.

The amount of severance and benefits are generally determined based on competitive market practices for executives at this level. The Compensation Committee also takes into consideration that executives at this level generally require a longer timeframe to find comparable jobs because there are fewer jobs at this level in the market and often have a large percentage of their personal wealth dependent on the status of the Company, given the fact that a large part of their compensation is equity-based.

Change In Control Events and Severance Benefits Not Covered by the Seyfert Agreement or the Severance Agreements

The 2023 Stock Incentive Plan provides for accelerated vesting under certain circumstances of stock awards that an executive has already received upon the occurrence of a change in control, but does not provide for additional payments or awards. The 2023 Stock Incentive Plan provides for “double trigger” change in control accelerated vesting for stock awards, which means that the vesting, settlement deferral and/or forfeiture provisions (including any applicable performance-based vesting conditions) for stock awards that are assumed, substituted, or otherwise continued in connection with a change in control event will not lapse or be deemed to have been satisfied by reason of the occurrence of a change in control unless the subject executive’s employment or service with the Company is, thereafter, (i) terminated by the Company or its successor without “cause” (as defined in the 2023 Stock Incentive Plan) or (ii) by such executive for “good reason” (as defined in the 2023 Stock Incentive Plan).

Change In Control Definition

Generally, under the severance agreements and the 2023 Stock Incentive Plan, a “Change in Control” will be deemed to have occurred:

•        When any person acquires a significant percentage of the voting power of the Company (30% or more under the 2023 Stock Incentive Plan);

•        If a majority of the Board members change, unless the new Directors are elected or nominated for election by at least two-thirds of the existing Board members;

•        Upon the acquisition of all or substantially all of the Company’s assets;

•        Upon the merger or consolidation of the Company with any other person, other than a merger or consolidation (i) pursuant to which the voting securities of the Company outstanding immediately prior to such merger or consolidation continue to represent at least a majority of the combined voting power of the securities of the Company, the surviving entity or any parent company outstanding immediately after such merger or consolidation or (ii) that is effected solely to implement a recapitalization of the Company in which no person is or becomes the owner of securities representing 30% or more of the combined voting power of the Company’s then outstanding securities under the 2023 Stock Incentive Plan; or

•        Upon the liquidation or dissolution of the Company (with approval of the stockholders).

Termination by Death or Disability

In the event of death or disability, executives receive no payment other than through life insurance or disability insurance available to salaried employees generally. The performance-based RSUs and time-based RSUs vest in the event of the death or disability of the recipient, subject to the terms of the award agreements.

In the event of termination by death or disability, the executive or his or her estate will receive his or her bonus to the extent earned.

Termination by Retirement

Employees are eligible for normal retirement when they have worked for the Company for at least five years and reached age 65 and are eligible for early retirement when they have worked for the Company for at least 10 years and reached age 59-1/2. Subject to the terms of the applicable award agreements, performance-based equity awards made prior to 2024 provide for partial vesting in the event of the retirement of the recipient for each completed fiscal year in the three-year performance period. For performance-based equity awards made to named executive officers in 2024 and thereafter, such performance-based equity awards will continue to vest in accordance with their terms in the event of retirement before their vesting date, provided that any such retirement meets certain specified criteria, including the provision of six months’ notice to the Company and the Company’s acceptance of such retirement. For awards made prior to 2024, retention-based restricted stock unit awards will be forfeited in the event of retirement before their vesting date. For retention-based restricted stock unit awards made to named executive officers in 2024 and thereafter, such retention-based restricted stock unit awards will continue to vest in accordance with their terms in the event of retirement before their vesting date, provided that any such retirement meets certain specified criteria, including the provision of six months’ notice to the Company and the Company’s acceptance of such retirement.

Pursuant to the terms of our annual bonus program, in the event of termination by retirement, the executive will receive his or her bonus to the extent earned.

Voluntary and Involuntary Termination

The severance benefits to which Named Executive Officers are entitled in the case of termination by the Company without cause or by such Named Executive Officer with good reason are described in the foregoing section entitled “Covered Terminations and Severance Payments Pursuant to Change In Control Agreements.”

Performance-based restricted stock awards provide for partial vesting in the event of an involuntary termination of the recipient’s employment with the Company without cause for each completed fiscal year in the three-year performance period. In the case of involuntary termination without cause, retention-based stock unit awards will be issuable based on the number of days of service elapsed since the award date divided by the number of days from the award date to the full vesting date.

If any employee voluntarily or involuntarily without cause terminates his or her employment, the employee will receive his or her bonus to the extent earned. If an employee is terminated for cause, any bonus is forfeited.

Amended Killoy Agreement

Pursuant to the Amended Killoy Agreement, Mr. Killoy’s Term of Employment (as defined therein) automatically terminated on the date of the 2025 Annual Meeting of Stockholders (referred as the Transition Date therein). Thereafter, Mr. Killoy began providing certain consulting services to the Company as an independent contractor, continuing for a period of thirty-six months. Effective upon Mr. Killoy’s termination of employment and transition to a consultancy role, Mr. Killoy was no longer eligible for severance payments or benefits.

Retention and Transition Agreements

The Company may enter into retention or “transition” agreements from time to time with executives who retire or voluntarily terminate their employment with the Company in order to facilitate the management transition of the executives’ areas of responsibility. There are no transition agreements in effect as of the date of this Proxy Statement, other than the Reid Agreement, which provides for: (i) Mr. Reid to continue working for the Company as Senior Counsel until his retirement on June 30, 2026, and (ii) the Company to provide Mr. Reid with base salary of $400,000 per annum from June 30, 2025 through June 30, 2026. If Mr. Reid’s employment is terminated prior to June 30, 2026 by the Company without Cause or Mr. Reid for Good Reason (each as defined in the Reid Agreement), Mr. Reid would receive payment of the remainder of his base salary due through June 30, 2026.

POTENTIAL AND ACTUAL PAYMENTS UNDER SEVERANCE AGREEMENTS TABLE

The table below sets forth the terms and estimated potential payments and benefits provided in each termination circumstance for the Company’s Named Executive Officers as of December 31, 2025. The potential amounts shown in the table do not include payments and benefits to the extent that they are provided on a non-discriminatory basis to the Company’s salaried employees generally. A “Change in Control Termination” refers to the Named Executive Officer’s termination without Cause or resignation for Good Reason in connection with a Change in Control (as each term is defined in the applicable governing agreement) and a “Non-CIC Termination” refers to a Named Executive Officer’s termination without Cause or resignation for Good Reason outside of a Change in Control.

Named Executive Officer	Cash Severance (1)	Performance- Based Non-Equity Compensation Payment (2)	Market Value of Equity Awards-That Vest (3)	Continuation of Medical Welfare Benefits (4)	Aggregate Payments
Todd W. Seyfert
Change In Control Termination	$1,500,000	$1,500,000	$2,857,397	$32,900	$5,890,297
Non-CIC Termination	$1,125,000	-	$291,238	$24,675	$1,440,913
Retirement	n/a	-	-	-	-
Death or Disability	n/a	-	$2,857,397	-	$2,857,397
Thomas A. Dineen
Change In Control Termination	$950,000	$712,500	$2,057,407	$32,900	$3,752,807
Non-CIC Termination	$712,500	-	$633,181	$24,675	$1,370,356
Retirement	n/a	-	-	-	-
Death or Disability	n/a	-	$2,057,407	-	$2,057,407
Kevin B. Reid, Sr.
Change In Control Termination	$200,000	$150,000	$1,281,904	$32,900	$1,664,804
Non-CIC Termination	$200,000	-	$390,821	$24,675	$615,496
Retirement	n/a	-	-	-	-
Death or Disability	n/a	-	$1,281,904	-	$1,281,904
Sarah F. Colbert
Change In Control Termination	$770,000	$513,359	$997,523	$32,900	$2,313,782
Non-CIC Termination	$577,500	-	$304,167	$24,675	$906,342
Retirement	n/a	-	-	-	-
Death or Disability	n/a	-	$997,523	-	$997,523
Shawn C. Leska
Change In Control Termination	$770,000	$513,359	$1,005,685	$32,900	$2,321,944
Non-CIC Termination	$577,500	-	$308,379	$24,675	$910,554
Retirement	n/a	-	-	-	-
Death or Disability	n/a	-	$1,005,685	-	$1,005,685
Robert J. Werkmeister
Change In Control Termination	$770,000	$513,359	$997,523	$32,900	$2,313,782
Non-CIC Termination	$577,500	-	$304,167	$24,675	$906,342
Retirement	n/a	-	-	-	-
Death or Disability	n/a	-	$997,523	-	$997,523

Notes to Potential and Actual Payments Under Severance Agreements Table

(1)    If the Named Executive Officer is terminated due to death, disability or retirement or is terminated without cause, the named executive officer would be entitled to the receive his or her annual performance-based bonus to the extent earned, which under Retirement or Death or Disability shall be prorated. As discussed further in this Proxy Statement, the annual bonus was not achieved during 2025. Pursuant to the terms of the Severance Agreements, in the event of a Change in Control, severance payments will include a component equal to 24 months of 100% of bonus target.

(2)    Includes RSU awards subject to vesting.

(3)    Includes continuation of health insurance coverage assuming family coverage for potential severance recipients.

PENSION PLANS

All employees, including the individuals named in the Summary Compensation Table above, are eligible to participate in the Company’s 401(k) Plan, subject to IRS plan limits. The 401(k) Plan provides participation and immediate vesting upon three months of service, a safe harbor match for all participants and supplemental discretionary employer contributions for all eligible employees.

CHIEF EXECUTIVE OFFICER PAY RATIO

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of our Chief Executive Officer. To determine the median employee, the Company considered the 2025 W-2 earnings for all 1,805 of its employees as of December 31, 2025, except for the Chief Executive Officer. No adjustments were made to the W-2 earnings and no estimates were used in this determination. The annual total compensation of the median employee and Mr. Seyfert were determined in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K. The median employee’s annual total compensation for 2025 was $62,487. Mr. Seyfert’s annual total compensation for purposes of this calculation in 2025 was $4,398,293. The ratio of Mr. Seyfert’s total annual compensation in 2025 to the median annual total compensation in 2025 for all employees excluding Mr. Seyfert was 70.4 to 1.

PAY VERSUS PERFORMANCE (PVP)

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between compensation actually paid to our NEOs and certain financial performance metrics of the Company using a methodology that has been prescribed by the SEC.

							Value of Initial Fixed $100 Investment Based on:
Fiscal Year	Summary Compensation Table Total for Mr. Killoy (1)	Summary Compensation Table Total for Mr. Seyfert (1)	Compensation Actually Paid to Mr. Killoy (1) (2)	Compensation Actually Paid to Mr. Seyfert (1) (2)	Average Summary Compensation Table Total for non-PEO NEOs (1)	Average Compensation Actually Paid to non-PEO NEOs (1) (2)	Total Shareholder Return	Peer Group Total Shareholder Return (3)	Net Income ($ thousands)	Return on Net Operating Assets (4)
(a)	(b)	(b)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2025	$2,944,092	$4,270,103	$1,634,400	$3,312,303	$1,103,644	$758,762	$62.99	$72.88	($4,391)	-3%
2024	$3,502,442	n/a	$1,921,492	n/a	$1,249,081	$783,311	$67.10	$80.71	$30,563	14%
2023	$3,411,212	n/a	$2,528,715	n/a	$1,284,600	$1,001,893	$84.85	$105.81	$48,215	22%
2022	$3,335,852	n/a	$1,926,234	n/a	$1,237,715	$878,784	$92.28	$85.93	$88,332	48%
2021	$3,666,621	n/a	$5,188,345	n/a	$1,380,720	$1,781,743	$109.27	$130.85	$155,899	109%

(1)    Mr. Killoy served as our principal executive officer (“PEO”) until March 1, 2025. Mr. Seyfert has served as our PEO beginning March 1, 2025. The non-PEO NEOs reflected in columns (d) and (e) include the following individuals: Messrs. Dineen (2021-2025), Reid, Sr. (2021-2025), Leska (2021-2025), Lowney (2024), Sullivan (2021-2023), and Werkmeister (2025) and Ms. Colbert (2025).

(2)    The following amounts were deducted from/added to Summary Compensation Table (“SCT”) total compensation in accordance with the SEC-mandated adjustments to calculate Compensation Actually Paid (“CAP”) to our PEO and average CAP to our non-PEO NEOs. The fair value of equity awards was determined using methodologies and assumptions developed in a manner substantively consistent with those used to determine the grant date fair value of such awards. We are providing reconciliations for fiscal years 2023 and 2024 because of the revisions in this year’s Summary Compensation Table to the grant date fair value of the performance-based equity awards in such years.

2025 SCT Total to CAP Reconciliation	Mr. Killoy	Mr. Seyfert	Non-PEO NEO Average
SCT Total	$2,944,092	$4,270,103	$1,103,644
- Grant Date Fair Value of Stock Awards Granted in Fiscal Year	($2,242,718)	($3,099,795)	($607,700)
+ Fair Value at Fiscal Year-End of Outstanding Unvested Stock Awards Granted in Fiscal Year	$1,442,329	$2,092,498	$412,698
± Change in Fair Value of Outstanding Unvested Stock Awards Granted in Prior Fiscal Years	($619,753)	$0	($175,906)
+ Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$0	$0
± Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$63,382	$0	$12,588
- Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0	$0
+ Dividends Accrued During Fiscal Year	$47,068	$49,497	$13,438
Compensation Actually Paid	$1,634,400	$3,312,303	$758,762

2024 SCT Total to CAP Reconciliation	Mr. Killoy	Non-PEO NEO Average
SCT Total	$3,502,442	$1,249,081
- Grant Date Fair Value of Stock Awards Granted in Fiscal Year	($2,099,185)	($631,968)
+ Fair Value at Fiscal Year-End of Outstanding Unvested Stock Awards Granted in Fiscal Year	$1,424,211	$428,934
± Change in Fair Value of Outstanding Unvested Stock Awards Granted in Prior Fiscal Years	($869,562)	($253,632)
+ Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$0
± Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	($54,390)	($14,468)
- Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0
+ Dividends Accrued During Fiscal Year	$17,976	$5,364
Compensation Actually Paid	$1,921,492	$783,311
2023 SCT Total to CAP Reconciliation	Mr. Killoy	Non-PEO NEO Average
SCT Total	$3,411,212	$1,284,600
- Grant Date Fair Value of Stock Awards Granted in Fiscal Year	($1,968,015)	($628,114)
+ Fair Value at Fiscal Year-End of Outstanding Unvested Stock Awards Granted in Fiscal Year	$1,440,628	$459,809
± Change in Fair Value of Outstanding Unvested Stock Awards Granted in Prior Fiscal Years	($646,126)	($201,536)
+ Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$0
± Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$296,141	$88,320
- Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0
+ Dividends Accrued During Fiscal Year	($5,125)	($1,186)
Compensation Actually Paid	$2,528,715	$1,001,893

(3)    The Peer Group for which Total Shareholder Return is provided in column (g) is the Dow Jones US Recreational Products TSM index.

(4)    Return on Net Operating Assets is calculated as Pre-Tax Income divided by Average Adjusted Net Assets (Total Assets less Total Liabilities, excluding debt, less Cash plus LIFO reserve).

SUPPLEMENTAL DISCLOSURE

The charts below illustrate the relationship between the then-current PEO’s and other NEOs’ SCT Total Compensation, total shareholder return (TSR), and CAP amounts during the period 2021-2025. This relationship reflects the impact of changes in the Company’s stock price performance on the amount of Compensation Actually Paid in each year in relation to the amount reported in the Summary Compensation Table for the PEO and other NEOs.

CHARTS OF CAP VERSUS PERFORMANCE METRICS

The chart below illustrates the relationship between the PEO and average Non-PEO CAP amounts and the Company’s and Peer Group’s TSR during the period 2021-2025.

The charts below illustrate the relationship between the PEO and Non-PEO CAP amounts and the Company’s Net Income and Return on Net Operating Assets during the period 2021-2025.

TABULAR LIST OF MOST IMPORTANT PERFORMANCE MEASURES

The three items listed below represent the most important performance metrics we used to determine CAP for FY2025 as further described in our Compensation Discussion and Analysis (CD&A) within the sections titled “How are Profit Sharing and Bonuses Determined?” and “How are Equity Compensation Awards Determined?”

Most Important Performance Measures
• Return on Net Operating Assets (RONA) • Pre-Tax Income • Adjusted Operating Profit (AOP)

Corporate governance

Corporate Board Governance Guidelines and Code of Business Conduct and Ethics

The Company’s corporate governance practices are described in the Corporate Board Governance Guidelines, which are accessible at https://ruger.com/corporate/documents.html. In addition, the Company has adopted a Code of Business Conduct and Ethics, which governs the obligation of all employees, executive officers, and Directors of the Company to act in compliance with all applicable laws and regulations, among other things. The Company actively monitors internal compliance with the Code of Business Conduct and Ethics. Copies of the Corporate Board Governance Guidelines and Code of Business Conduct and Ethics are posted on the Company’s website at www.ruger.com and are available in print to any stockholder who requests them by contacting the Corporate Secretary as set forth in “STOCKHOLDER AND INTERESTED PARTY COMMUNICATIONS WITH THE BOARD OF DIRECTORS” below. The Company also utilizes a confidential reporting hotline that is managed by a third-party vendor for employees to raise concerns or questions regarding ethics, discrimination or harassment matters.

Political Contributions Policy

The Board of Directors established a Political Contributions Policy providing for the disclosure of political contributions, if any, as defined in the Political Contributions Policy, in excess of $50,000 in the aggregate. A copy of the Political Contributions Policy is posted on the Company’s website at www.ruger.com.

Human Rights

The Company is committed to conducting its business in a manner that respects the human rights of stakeholders, which include our employees, business partners and the communities in which we operate. To that end, the Company adopted a Human Rights Policy Statement in October 2019, which is available at www.ruger.com and applies to all of the Company’s operations and facilities. Ultimate oversight for issues related to the Company’s Human Rights Policy Statement resides with the Board of Directors.

The Company expects all employees and third parties that it conducts business with, including suppliers, vendors and other business partners, to conduct themselves in accordance with the Company’s Human Rights Policy Statement and other Company policies and applicable laws and regulations described in the Human Rights Policy Statement. The Company has integrated the Human Rights Policy Statement and the Company’s Code of Business Conduct and Ethics into its internal training programs, which are mandatory for all employees.

Human Capital

The Board of Directors and Company management deeply value Company employees and recognize the critical role they play in the Company’s overall success. The Company is dedicated to attracting, developing, and retaining employees by providing a preferred work environment that epitomizes our core values of Integrity, Respect, Innovation and Teamwork.

The Company seeks to attract candidates and retain employees by offering competitive compensation packages, which include:

•        Base wages,

•        Profit sharing,

•        Certain short- and long-term incentives,

•        Medical and welfare coverages,

•        Paid holidays and other paid time off, and

•        401(k) plan participation and matching program.

The Company believes its compensation packages:

•        Provide a base level of compensation to reflect an individual’s role and responsibilities,

•        Recognize and reward employees for the Company’s success, and

•        Provide for the safety, security and well-being of employees.

Our primary vehicle for human capital development is Ruger University, which has a mission to:

•        Enhance the understanding of our industry, Company and culture,

•        Strengthen the technical, interpersonal and leadership skills of each employee, and

•        Allow employees to positively change their own lives while creating value for all Ruger stakeholders.

All employees participate in Ruger University courses to satisfy mandatory training and job-specific requirements. Beyond that, all employees have access to Ruger University learning content, which includes computer skills, leadership, business basics, principles of finance and accounting, and many others. Content is accessible from work computers, home computers, and personal mobile devices.

The Company periodically conducts Associate Engagement Surveys for all employees, which are administered by a neutral third party. The Company analyzes survey responses carefully, which helps Company management understand, assess and improve employee satisfaction using dedicated, site-specific action plans.

In addition to its educational initiatives, the Company also has a myriad of policies and procedures regarding occupational health and safety that cover the Company’s employees, facilities, and operations. As a manufacturer that proudly produces its products in the United States, the Company prioritizes the health and safety of its approximately 1,760 employees.

Insider Trading Policy; Clawback Policy; Hedging Policy

The Company has an Insider Trading Policy that governs the purchase, sale, and/or other dispositions of the Company’s securities by directors, officers, and employees of the Company and that the Company believes is designed to promote compliance with insider trading laws, rules, and regulations and the listing standards applicable to the Company. A copy of the Company’s Insider Trading Policy was included as Exhibit 19.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 2, 2026.

The Company has an Executive Compensation Clawback Policy whereby the performance-based compensation of the Company’s executive officers is subject to clawback provisions in the event that performance-based compensation is received as a result of achieving financial reporting measures that are not met under any restated financial results that the Company is required to prepare due to the Company’s material noncompliance with any financial reporting requirements under the securities laws. A copy of this policy is posted on the Company’s website at www.ruger.com.

The Company’s Insider Trading Policy prohibits hedging transactions designed to hedge or offset a decrease in the value of Company securities and other transactions of a speculative nature in Company securities, including short-term “in-and-out” trading, short sales, sales of borrowed shares against shares already owned but not delivered against the sale, certain transactions on margin, transactions based on rumors or speculation of extraordinary corporate transactions or other significant developments that might involve the Company, and transactions in publicly traded put, call, or other options on (or other derivative securities involving) the Company’s securities.

Stockholder and Interested Party Communications with the Board of Directors

The Board has adopted a method by which stockholders and interested parties can send communications to the Board. Stockholders and interested parties may communicate in writing any questions or other communications to the Chairman or non-management Directors of the Board through the following methods:

•        By contacting the Corporate Secretary at Sturm, Ruger & Company, Inc., 1 Lacey Place, Southport, CT 06890;

•        By telephone at (203) 259-7843; or

•        By fax at (203) 259-6688.

Stockholders or interested parties may also communicate in writing any questions or other communications to the management Directors of the Board in the same manner.

Stockholders may contact the Corporate Secretary at (203) 259-7843 or Computershare Investor Services, LLC, which is the Company’s stock transfer agent, at (312) 360-5190 or www.computershare.com for questions regarding routine stockholder matters.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements with respect to two or more stockholders sharing the same address by delivering a single annual report and proxy statement or a single notice of Internet availability of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding”, can reduce the volume of duplicate information received at households. While the Company does not household, a number of brokerage firms with account holders have instituted householding. Once a stockholder has consented or receives notice from their broker that the broker will be householding materials to the stockholder’s address, householding will continue until the stockholder is notified otherwise or until one or more of the stockholders revokes their consent. If your annual report and proxy statement have been househeld and you wish to receive separate copies of these documents now and/or in the future, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, you may notify your broker. You can also request and we will promptly deliver a separate copy of the proxy materials by writing to 1 Lacey Place, Southport, CT 06890 or by telephone at: (203) 259-7843.

PROPOSAL 4 – APPROVAL OF AMENDMENT OF CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 40 MILLION TO 60 MILLION SHARES

Board recommendation: “FOR” the approval of the Amendment to increase the number of authorized shares of Common Stock from 40 million to 60 million shares.

Background

Presently, our authorized capital stock consists of 40 million shares of Common Stock, par value $1.00 per share, and 50,000 shares of non-voting common stock, par value $1.00 per share. As of the Record Date, the Company had 24,494,291 shares of Common Stock issued (of which 8,546,225 shares were held in our treasury), and no shares of non-voting common stock issued and outstanding. Also as of the Record Date, 447,876 shares of Common Stock were reserved for issuance under our equity compensation plans, and no other shares of Common Stock were reserved for issuance.

Our Board has determined that an increase in the number of shares of Common Stock was advisable and in the best interests of the Company and our stockholders and unanimously declared advisable and approved an Amendment (the “Amendment”) to our Certificate of Incorporation, as amended (the “Charter”) to amend Article Fourth of the Charter to increase the number of authorized shares of Common Stock from 40 million to 60 million shares. A copy of the proposed Amendment is attached as Annex A hereto.

Under the proposed Amendment, the number of authorized shares of Common Stock would be increased from 40 million to 60 million shares, which would leave us with 35,505,709 shares of Common Stock authorized and unissued (based on the number of shares issued and outstanding as of the Record Date), not including the further 447,876 authorized but unissued shares of Common Stock that are reserved for issuance under our equity compensation plans.

Purpose

The Amendment would provide us with the ability to issue Common Stock for a variety of corporate purposes if we so choose. These could include without limitation issuances in connection with equity incentive plans for our employees, to raise cash to expand our business, including through offerings of Common Stock or securities that are convertible into Common Stock, and in connection with mergers and acquisitions activity or other strategic transactions. Our Board believes that it is in the best interests of the Company’s stockholders for the Board to have the flexibility to issue additional shares of Common Stock in any or all of the above circumstances or for any other legitimate corporate purpose. The additional authorized shares would enable us to act quickly in response to opportunities that may arise, in most cases without the necessity of obtaining further stockholder approval and convening a special stockholders’ meeting before such issuances(s) could proceed, except as otherwise provided under Delaware law or under the NYSE rules. Furthermore, we have not increased our authorized capital stock since 1996, and we believe this proposal is consistent with the prudent practice of U.S. public companies to maintain sufficient share reserve to operate effectively as a publicly traded company.

Effect

Any additional authorized shares of Common Stock will be identical to the shares of Common Stock now authorized and outstanding. The proposed increase in the number of authorized shares of Common Stock will not change the number of shares of stock outstanding, have any immediate dilutive effect on or change the rights of current holders of our Common Stock. However, to the extent that the additional authorized shares of capital stock are issued in the future, they may decrease existing stockholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the voting rights of existing stockholders and may dilute earnings and book value on a per share basis. Stockholders do not have preemptive rights to acquire the Common Stock authorized by the Amendment, which means that current stockholders do not have a prior right to purchase any new issue of capital stock in order to maintain their proportionate ownership of our Common Stock.

The Board has no present plans, arrangements or agreements to issue any of the proposed additional authorized shares of Common Stock. However, we review and evaluate potential capital raising activities, transactions and other potential uses on an on-going basis to determine if such actions would be in the best interests of the Company and our stockholders and may determine to issue, or reserve for issuance, shares of Common Stock from time to time for any legitimate corporate purpose.

Required Vote

Approval of the proposal to amend our Charter to increase the number of authorized shares of Common Stock from 40 million shares to 60 million shares requires the affirmative vote of a majority of the votes cast by holders of shares of our Common Stock entitled to vote on the proposal. Abstentions and broker non-votes, if any, will not be counted as votes cast on this proposal and have no effect on the outcome of this proposal.

Amended Certificate of Incorporation

If adopted by our stockholders, the form of the Amendment, to reflect the increase in the number of authorized shares of Common Stock from 40 million shares to 60 million shares as set forth in Annex A, will be filed with the Secretary of State of the State of Delaware and would become effective upon filing of the Amendment with the Secretary of State of the State of Delaware. We anticipate that this filing would be made as promptly as reasonably practicable following our Meeting.

The text of the Amendment to the Charter, pursuant to the above Proposal 4, is attached hereto as Annex A.

Other Matters

Our Board knows of no other business to be presented at the Annual Meeting other than as described in this Proxy Statement. If any business properly comes before the Annual Meeting, the persons named in the enclosed form of proxy or their substitutes will vote the proxy in respect of such business in accordance with their best judgment pursuant to the discretionary authority conferred by the proxy.

Annex A

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

STURM, RUGER & COMPANY, INC.

Adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

STURM, RUGER & COMPANY, INC., a corporation organized and existing under the laws of the State of Delaware, pursuant to the provisions of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY as follows:

FIRST: The name of the corporation is STURM, RUGER & COMPANY, INC. (the “Corporation”).

SECOND: The Certificate of Incorporation of the Corporation is hereby amended by deleting Article FOURTH thereof in its entirety and substituting therefor a new Article FOURTH which shall read in full as follows:

“FOURTH: Number and Classes of Shares. The total number of shares of capital stock which the Corporation shall have authority to issue is (i) 60,000,000 shares of Common Stock, par value $1.00 per share (the “Common Stock”), and (ii) 50,000 shares of Non-Voting Common Stock, par value $1.00 per share (the “Non-Voting Common Stock”). The Common Stock and the Non-Voting Common Stock shall be identical in all respects except that the holders of Non-Voting Common Stock shall have no voting power for any purpose except when the vote of the class shall be required by law.

THIRD: The amendment to the Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and has been approved by the requisite vote of the stockholders of the Corporation at a meeting called in accordance with the provisions of Section 222 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation of the Corporation to be signed by [•], and attested by [•], on behalf of the Corporation this [•] day of [•] 2026.

STURM, RUGER & COMPANY, INC.

Name:
Title:

Annex A-1

STURM, RUGER & COMPANY, INC.

1 LACEY PLACE, SOUTHPORT, CT 06890 U.S.A.. | 203-259-7843 | WWW.RUGER.COM | NYSE:RGR

PLEASE VOTE TODAY! SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE. SIGN, DATE AND MAIL YOUR PROXY TODAY, UNLESS YOU HAVE VOTED YOUR PROXY CARD BY INTERNET OR TELEPHONE. IF YOU HAVE NOT VOTED YOUR PROXY CARD BY INTERNET OR TELEPHONE, PLEASE DATE, MARK, SIGN AND RETURN THIS PROXY PROMPTLY. YOUR VOTE MUST BE RECEIVED NO LATER THAN THE START OF THE 2026 ANNUAL MEETING TO BE INCLUDED IN THE VOTING RESULTS. The proxy statement, as well as the other solicitation materials distributed by the Company in connection with the 2026 Annual Meeting of Stockholders of the Company, are available free of charge online at www.sec.gov. TO AUTHORIZE A PROXY TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE–PAID ENVELOPE PROVIDED Sturm, Ruger & Company, Inc. 2026 ANNUAL MEETING OF STOCKHOLDERS May 27, 2026 at 9:00 a.m. Eastern Daylight Time PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING Todd W. Seyfert and Sarah F. Colbert, or either of them, each acting alone and with full power of substitution, are hereby appointed as proxy holders and authorized to represent and vote all of the shares of common stock, par value $1.00 per share, of Sturm, Ruger & Company, Inc. (the “Company”) of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of the Company to be held on May 27, 2026 at 9:00 a.m. Eastern Daylight Time or at any postponement or adjournment thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE NINE (9) NOMINEES RECOMMENDED BY THE BOARD OF DIRECTORS IN PROPOSAL 1, “FOR” PROPOSALS 2, 3 AND 4, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, INCLUDING WITHOUT LIMITATION ANY PROPOSAL TO ADJOURN OR POSTPONE THE MEETING. (continued and to be signed on the reverse side) PROXY CARD

STURM, RUGER & COMPANY, INC. YOUR VOTE IS IMPORTANT Please take a moment now to vote your Sturm, Ruger & Company, Inc. common stock at the upcoming Annual Meeting. YOU CAN VOTE TODAY USING ANY OF THE FOLLOWING METHODS: Submit your proxy by Internet: Please locate the Control Number printed below on your proxy card and access www.proxyvotenow.com/rgr. Then, simply follow the easy instructions on the voting site. Submit your proxy by Telephone: Please locate the Control Number printed below on your proxy card and call toll-free in the U.S. or Canada at 855-405-5506 on a touch-tone telephone (if outside the U.S. or Canada, call 575-215-3574). Then, simply follow the easy voice prompts. You will be required to provide the unique Control Number printed below. CONTROL NUMBER: You may vote by Internet or telephone 24 hours a day, 7 days a week. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had signed, dated and returned a proxy card. Submit your proxy by Mail: If you do not have access to a touch-tone telephone or to the Internet, please complete, sign, date and return the proxy card in the enclosed postage-paid envelope to: Sturm, Ruger & Company, Inc., c/o First Coast Results, Inc., 200 Business Park Circle, Suite 112, Saint Augustine, FL 32095. TO AUTHORIZE A PROXY TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE–PAID ENVELOPE PROVIDED Please mark your vote as indicated in this example STURM, RUGER & COMPANY, INC. The Board of Directors unanimously recommends you vote “FOR” the nine (9) Company nominees listed in Proposal 1 and “FOR” Proposals 2, 3 and 4. 1. Election of Directors Nominees RECOMMENDED by the Board of Directors 1a. John A. Cosentino, Jr. 1f. Todd W. Seyfert 1b. Terrence G. O’Connor 1g. Stephen J. Timm 1c. Bruce T. Pettet 1h. Phillip C. Widman 1d. Aaron R. Rivers 1i. Lorin Cassidy Wolfe 1e. Amir P. Rosenthal FOR WITHHOLD FOR WITHHOLD The Board of Directors recommends that you vote “FOR” each of the following proposals: 2.The ratification of the appointment of RSM US LLP as the Company’s independent auditors for the fiscal year ending December 31, 2026. 3.Approval of an advisory vote on the compensation of the Company’s Named Executive Officers. 4.Approval of an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock of Ruger, par value $1.00 per share, from 40 million to 60 million shares. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN Dated:, 2026 Signature Signature (if held jointly) Title(s) Please sign exactly as your name(s) is (are) shown on the share certificate to which the proxy applies. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.